                                                FILED PURSUANT TO RULE 424(b)(5)
                                                      REGISTRATION NO. 333-18027

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED MAY 7, 1997)

                                     [LOGO]

                        2,052,000 SHARES OF COMMON STOCK

    Arcadia Financial Ltd., formerly Olympic Financial Ltd. (the "Company"), is offering (the "Offering") 2,052,000 shares (the "Warrant Shares") of Common Stock, $.01 par value per share (the "Common Stock"), of the Company issuable upon exercise of an aggregate of 300,000 issued and outstanding warrants (the "Warrants") to purchase 6.84 shares of Common Stock at an exercise price, as of the date hereof, of $11.00 per share, subject to adjustment under certain circumstances. See "Description of Warrants."

    SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF MATERIAL RISKS RELATING TO AN INVESTMENT IN THE WARRANT SHARES OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH
                 IT RELATES. ANY REPRESENTATION TO THE
                          CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------
                                                PRICE        UNDERWRITING       PROCEEDS
                                               TO THE        DISCOUNTS AND       TO THE
                                             PUBLIC (1)       COMMISSIONS    COMPANY (1)(2)
--------------------------------------------------------------------------------------------
Per Warrant Share........................      $11.00             --             $11.00
Total....................................    $22,572,000          --           $22,572,000
--------------------------------------------------------------------------------------------

(1) BASED ON THE EXERCISE PRICE OF $11.00 AS OF DATE HEREOF.

(2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY, ESTIMATED AT $5,000.

             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 7, 1997.

    THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO OF THE COMPANY APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THE ACCOMPANYING PROSPECTUS. UNLESS OTHERWISE INDICATED, REFERENCES IN THIS PROSPECTUS SUPPLEMENT TO THE COMPANY INCLUDE OLYMPIC FINANCIAL LTD. AND ITS SUBSIDIARIES.

    INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR IN THE ACCOMPANYING PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," "SHOULD" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Branch of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    Additional information regarding the Company and the Securities offered hereby is contained in the Registration Statement and the exhibits relating thereto in respect of the Securities offered hereby, filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

    In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Web site's address is http://www.sec.gov.

    Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$," "dollars," "U.S. dollars," or "U.S. $").

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-20526) and the Securities Act are incorporated in and made a part of this Prospectus Supplement and the accompanying Prospectus by reference:

 (i) Annual Report on Form 10-K for the year ended December 31, 1996, filed February 8, 1997;

 (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed April 24, 1997.

(iii) Current Reports on Form 8-K dated January 6, 1997, March 7, 1997, March 10, 1997, March 11, 1997, March 12, 1997 and March 18, 1997;

 (iv) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on March 22, 1996; and

 (v) The description of the Company's Rights Agreement contained in the Company's Registration Statement on Form 8-A filed on November 7, 1996.

    All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus Supplement and the accompanying Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement and the accompanying Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement and the accompanying Prospectus.

    The Company will provide without charge to each person to whom this Prospectus Supplement and the accompanying Prospectus are delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be directed to the Company, Olympic Financial Center, 7825 Washington Avenue South, Minneapolis, MN 55439-2435, Attention: Secretary. Telephone requests may be directed to (612) 942-9880.

                            DESCRIPTION OF WARRANTS

    The Warrants were issued pursuant to a Warrant Agreement (the "Warrant Agreement") between the Company and Norwest Bank Minnesota, as Warrant Agent (the "Warrant Agent"). Any Holder may obtain a copy of the Warrant Agreement without charge by writing to Arcadia Financial Ltd., 7825 Washington Avenue South, Minneapolis, Minnesota 55439-2435, Attention: Secretary. The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement, including the definitions therein of certain terms used below. To the extent of any inconsistency, the terms of the Warrant Agreement supersede the terms of the Warrants described under the caption "Description of Securities Warrants" in the accompanying Prospectus.

GENERAL

    Each Warrant, when exercised, will entitle the Holder thereof to receive
6.84 fully paid and nonassessable shares (the "Warrant Shares") of Common Stock at an exercise price of $11.00 per share, subject to adjustment (the "Exercise Price"). The Exercise Price and the number of Warrant Shares are both subject to adjustment in certain cases referred to below. The Warrants will entitle the Holders thereof to purchase in the aggregate 2,052,000 Warrant Shares (representing approximately 5.0% of the Company's Common Stock, on a fully diluted basis, as of the date hereof).

    The Warrants will be exercisable on or after the Separation Date and, unless exercised, will expire at 5:00 p.m., New York City time, on March 15, 2007 (the "Expiration Date"). The exercise and transfer of the Warrants will be subject to applicable federal and state securities laws.

    The Warrants may be exercised by surrendering to the Company the Warrant certificates evidencing the Warrants to be exercised with the accompanying form of election to purchase properly completed and executed, together with payment of the Exercise Price. Payment of the Exercise Price may be made in the form of cash or by certified or official bank check payable to the order of the Company. Upon surrender of the Warrant certificate and payment of the Exercise Price, the Company will deliver or cause to be delivered, to or upon the written order of such Holder, stock certificates representing the number of whole shares of Common Stock to which such Holder is entitled. If less than all of the Warrants evidenced by a Warrant certificate are to be exercised, a new Warrant certificate will be issued for the remaining number of Warrants.

    No fractional shares of Common Stock will be issued upon exercise of the Warrants. The Company will pay to the holder of a Warrant at the time of exercise an amount in cash equal to the current market value of any such fractional share of Common Stock less a corresponding fraction of the Exercise Price.

ADJUSTMENTS

    The number of shares of Common Stock purchasable upon exercise of Warrants and the Exercise Price will be subject to adjustment in certain events including: (i) the issuance by the Company of dividends (and other distributions) on its Common Stock payable in Common Stock, (ii) subdivisions, combinations and reclassifications of Common Stock, (iii) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock within sixty (60) days after the record date for such issuance of rights, options or warrants at an offering price (or with an initial conversion, exchange or exercise price plus such offering price) which is less than the current market price per share (as defined) of Common Stock,
(iv) the distribution to all holders of Common Stock of any of the Company's assets (including cash), debt securities, preferred stock or any rights or warrants to purchase any such securities (excluding those rights and warrants referred to in clause (iii) above), (v) the issuance of shares of Common Stock for a consideration per share less than the current market price per share (excluding securities issued in transactions referred to in clauses (i) through (iv) above), (vi) the issuance of securities convertible into or for Common Stock for a conversion or exchange price less than the current market price for a share of Common Stock (excluding securities issued in transactions referred to in clauses (iii) or

(iv) above) and (vii) certain other events that could have the effect of depriving Holders of the Warrants of the benefit of all or a portion of the purchase rights evidenced by the Warrants. The events described in clauses (v) and (vi) above are subject to certain exemptions described in the Warrant Agreement including, without limitation, (A) certain bona fide public offerings and private placements to persons that are not affiliates of the Company and (B) Common Stock (and options exercisable therefor) issued to the Company's employees and directors under bona fide employee benefit plans in an aggregate amount not to exceed 10% of the Common Stock outstanding at the Issue Date.

    No adjustment in the Exercise Price of and the number of shares of Common Stock covered by a Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions to the extent paid from retained earnings. No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Exercise Price; PROVIDED, HOWEVER, that any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment. In addition, the Company may at any time reduce the Exercise Price to any amount (but not less than the par value of the Common Stock) for any period of time (but not less than twenty (20) business days) deemed appropriate by the Board of Directors of the Company.

    In the case of certain consolidations or mergers of the Company, or the sale of all or substantially all of the assets of the Company to another corporation, each Warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such Holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto.

REGISTRATION

    The Company has agreed to use its best efforts to maintain the effectiveness of the Company's existing shelf registration statement which presently covers the issuance of the shares of Common Stock upon the exercise of Warrants, or to file and maintain another effective shelf registration statement, until 30 days after the Expiration Date. Holders of Warrants will be able to exercise the Warrants only if a registration statement relating to the Warrant Shares is then in effect or if the issuance of the Warrant Shares is exempt from registration requirements of the Securities Act and only if such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various Holders of the Warrants reside. The Company will be unable to issue shares of Common Stock to those persons desiring to exercise their Warrants if a registration statement covering the Warrant Shares issuable upon the exercise of the Warrants is not effective (unless the sale and issue of Warrant Shares upon the exercise of such Warrant is exempt from the registration requirements of the Securities Act) or if such Warrant Shares are not qualified or exempt from qualification in the states in which the Holders of the Warrants reside.

                              PLAN OF DISTRIBUTION

    The Company is offering the Warrant Shares from time to time to holders of the Warrants upon exercise thereof at an exercise price of $11.00 per share, subject to adjustment.

                                  $500,000,000

                                     [LOGO]
              DEBT SECURITIES, PREFERRED STOCK, DEPOSITARY SHARES,
                  COMMON STOCK, SECURITIES WARRANTS AND UNITS
                               -----------------

    Arcadia Financial Ltd., formerly Olympic Financial Ltd. (the "Company"), may from time to time offer and sell: (i) its debt securities, which may be either secured or unsecured senior debt securities (the "Senior Debt Securities") or unsecured subordinated debt securities (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"); (ii) shares of its preferred stock, $.01 par value per share (the "Preferred Stock"), in one or more series; (iii) depositary shares (the "Depositary Shares") evidenced by depositary receipts; (iv) shares of its common stock, par value $.01 per share (the "Common Stock"); and (v) warrants (collectively, the "Securities Warrants") to purchase Debt Securities (the "Debt Securities Warrants"), Preferred Stock (the "Preferred Stock Warrants") or shares of Common Stock (the "Common Stock Warrants"), for an aggregate initial public offering price of up to $500,000,000 (or the equivalent in foreign currencies, currency units or composite currencies (each, a "Currency")). The Debt Securities, Preferred Stock, Depositary Shares, Common Stock and Securities Warrants (collectively, the "Securities") may be offered independently or together in any combination ("Units") for sale directly to purchasers or through dealers, underwriters or agents to be designated. The Debt Securities and Preferred Stock may be convertible into or exchangeable for other Securities. The Securities will be offered to the public at prices and on terms determined at the time of offering. The Securities may be sold for U.S. dollars or other Currencies and any amounts payable by the Company in respect of the Securities may likewise be payable in U.S. dollars or other Currencies.

    The Senior Debt Securities, except to the extent secured by collateral, if any, will rank PARI PASSU in right of payment with all unsecured and unsubordinated debt of the Company. The Subordinated Debt Securities will be subordinated to all existing and future Senior Debt (as defined) of the Company.

    The Prospectus Supplement accompanying this Prospectus sets forth (where applicable), with respect to the series or issue of Securities for which this Prospectus and such Prospectus Supplement are being delivered: (i) the terms of any Debt Securities offered, including, where applicable, their title, ranking, aggregate principal amount, maturity, rate of interest (or method of calculation) and time of payment thereof, any redemption or repayment terms, any restrictive covenants, the Currency or Currencies in which such Debt Securities will be denominated or payable, any index, formula or other method pursuant to which principal, premium, if any, or interest, if any, may be determined, any conversion or exchange provisions, and other specific terms not described in this Prospectus; (ii) the terms of any Preferred Stock offered, including, where applicable, the specific designation, number of shares, dividend rate (or method of calculation) and time of payment thereof, liquidation preference, any redemption or repayment terms, any conversion or exchange provisions, any voting rights, and other specific terms not described in this Prospectus; (iii) the terms of any Depositary Shares offered which are not described in this Prospectus, including the fraction of a share of Preferred Stock represented by each such Depositary Share; (iv) the terms of any Securities Warrants offered, including where applicable, the exercise price, detachability, duration and other specific terms not described in this Prospectus; and (v) the initial public offering price and the net proceeds to the Company and other specific terms related to the offered Securities.

    As of the date hereof, the Company had outstanding registration statements filed under the Securities Act of 1933, as amended, relating to continuous offerings of: (i) up to $50 million aggregate principal amount of the Company's unsecured subordinated notes issuable at various rates and maturities and subordinated in right of payment to any Senior Debt Securities or Subordinated Debt Securities offered hereby (the "Junior Subordinated Notes") and (ii) up to 3,871,364 shares of Common Stock issuable upon the exercise of outstanding warrants, which have been registered pursuant to the exercise of registration rights previously granted by the Company (the "Outstanding Warrant Stock"). The Securities included in this Prospectus do not include Junior Subordinated Notes or Outstanding Warrant Stock.

    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE
   PURCHASERS OF THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" AT PAGE 5
                                    HEREIN.
                               -----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                              -------------------

    The Securities may be offered directly, through agents designated from time to time or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable fee, commission, purchase price or discount arrangements with them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement or Prospectus Supplements.
                              -------------------

                   THE DATE OF THIS PROSPECTUS IS MAY 7, 1997

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Branch of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    Additional information regarding the Company and the Securities offered hereby is contained in the Registration Statement and the exhibits relating thereto in respect of the Securities offered hereby, filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

    In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Web site's address is http://www.sec.gov.

    Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$," "dollars," "U.S. dollars," or "U.S. $").

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-20526) and the Securities Act are incorporated in and made a part of this Prospectus and the accompanying Prospectus Supplement by reference:

 (i) Annual Report on Form 10-K for the year ended December 31, 1996, filed February 8, 1997;

 (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed April 24, 1997;

(iii) Current Reports on Form 8-K dated January 6, 1997, March 7, 1997, March 10, 1997, March 11, 1997, March 12, 1997 and March 18, 1997;

 (iv) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on March 22, 1996; and

 (v) The description of the Company's Rights Agreement contained in the Company's Registration Statement on Form 8-A filed on November 7, 1996.

    All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and the accompanying Prospectus Supplement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the accompanying Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus and the accompanying Prospectus Supplement.

    The Company will provide without charge to each person to whom this Prospectus and the accompanying Prospectus Supplement are delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be directed to the Company, Olympic Financial Center, 7825 Washington Avenue South, Minneapolis, MN 55439-2435, Attention: Secretary. Telephone requests may be directed to (612) 942-9880.

                                  THE COMPANY

    The Company purchases, securitizes and services consumer automobile loans originated primarily by new car dealers affiliated with major foreign and domestic manufacturers. At September 30, 1996, the Company had purchased loans from more than 7,000 dealers in 38 states, a substantial majority of which sell loans to the Company on a regular basis. Loans are purchased through 17 regional buying centers serving as "hubs" in 14 states, supplemented by a network of dealer development representatives ("DDRs") serving as "spokes." DDRs operating in these "spokes" generate loans in their assigned market, and all administrative functions, including credit approval and loan processing, are performed at the "hub" or at the Company's headquarters in Minneapolis, Minnesota. As a result of this expansion strategy, the Company has expanded the number of dealers in its network and has significantly increased its annual volume of automobile loans purchased, from $305.8 million in 1993 to $740.3 million in 1994, $2.1 billion in 1995, and $2.0 billion for the nine months ended September 30, 1996, without incurring the additional costs that would be associated with establishing a proportionate number of new buying centers. In 1996 the Company implemented a strategy to enhance its servicing and collection capabilities by regionalizing these functions into four servicing and collection centers. During the fourth quarter of 1996 the Company opened these new regional servicing and collection centers in Colorado, Minnesota, North Carolina and Texas. In addition, in 1996 the Company expanded its program to finance and resell repossession inventory in the retail markets and diversified its outlets through multiple used car dealers.

    The Company purchases each loan in accordance with its underwriting guidelines and procedures, which focus on buyer qualifications and collateral value. The Company's underwriting guidelines do not distinguish between new or used vehicles. The Company maintains a tiered pricing system, allowing it to price loans according to the borrower's credit characteristics as measured by the Company's proprietary underwriting and credit scoring criteria. The Company prices its loan products in order to maximize interest rate spreads relative to expected losses within each credit tier. The Company markets its loan products to dealers under two programs, designated Premier and Classic. Premier borrowers generally have stronger credit characteristics than Classic borrowers. The Company considers the loans it purchases under both programs to be in the "prime" loan category. In accordance with prevailing industry practice, the Company offers an up-front dealer participation to the originating dealer for each loan purchased. "Premier" and "Classic" are proprietary trademarks of the Company.

    The Company uses warehouse facilities to fund the initial purchase of loans and then securitizes loans purchased by it as asset-backed securities, generally on a quarterly or more frequent basis. In its securitizations, the Company (through its special purpose subsidiary, Olympic Receivables Finance Corp. ("ORFC")) transfers loans to newly-formed securitization trusts, which issue one or more classes of asset-backed securities. The asset-backed securities are simultaneously sold to investors (except for certain subordinated classes of securities which may be retained by the Company) and the Company recognizes gain on the sale of the loans. Each month, collections of principal and interest on the loans are used by the trustee to pay the holders of the related asset-backed securities, to establish and maintain spread accounts as a source of cash to cover shortfalls in collections, if any, and to pay expenses associated with the securitization and subsequent servicing. After such application by the trustee, excess collections are distributed to ORFC. The Company acts as the servicer of loans held by each trust in return for a monthly fee. All of the Company's securitization trusts are credit-enhanced through financial guaranty insurance policies issued by Financial Security Assurance Inc. ("FSA"), which insure payments of principal and interest due on the related asset-backed securities. As a result, such asset-backed securities have been rated AAA by Standard & Poor's Ratings Services and Aaa by Moody's Investors Service, Inc.

    Olympic Financial Ltd. is a Minnesota corporation. The Company's principal office and mailing address are Olympic Financial Center, 7825 Washington Avenue South, Minneapolis, Minnesota 55439-2435 and its telephone number is (612) 942-9880. The Company, at the request of the U.S. Olympic Committee, changed its name to Arcadia Financial Ltd. on April 28, 1997.

                                  RISK FACTORS

    INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING MATTERS IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT. INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE FOLLOWING MATTERS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

LIQUIDITY AND ACCESS TO CAPITAL RESOURCES

    NEGATIVE OPERATING CASH FLOWS. The Company's business requires substantial cash to support the payment of dealer participations, the funding of spread accounts in connection with securitizations, the purchase of loans pending securitization, the financing of repossessed inventory and other cash requirements, in addition to debt service and dividends. These cash requirements increase as the volume of the Company's loan purchases increases. To the extent that increases in the volume of loan purchases and securitizations provide income, a substantial portion of such income is received by the Company in cash over the life of the loans. The Company has operated historically on a negative operating cash flow basis and expects to continue to do so for so long as the Company's volume of loan purchases continues to grow at a significant rate. As a result of the Company's historical growth rate, the Company has used increasingly larger amounts of cash than it has generated from its operating activities. The Company has funded these negative operating cash flows principally through borrowings from financial institutions, sales of equity securities and sales of senior and subordinated notes. The Company's ability to execute its growth strategy depends upon its continued ability to obtain substantial additional long-term debt and equity capital through access to the capital markets or otherwise. There can be no assurance that the Company will have access to the capital markets when needed or will be able to obtain financing upon terms reasonably satisfactory to the Company. Factors which could affect the Company's access to the capital markets, or the costs of such capital, include changes in interest rates, general economic conditions, the perception in the capital markets of the Company's business, results of operations, leverage, financial condition and business prospects, and the performance of the Company's securitization trusts. In addition, covenants with respect to the Company's debt securities and credit facilities may significantly restrict the Company's ability to incur additional indebtedness and to issue new classes of preferred stock.

    POTENTIAL INABILITY TO REFINANCE EXISTING INDEBTEDNESS. The Company's ability to repay its outstanding indebtedness at maturity may depend on its ability to refinance such indebtedness, which could be adversely affected if the Company does not have access to the capital markets for the sale of additional debt or equity through public offerings or private placements on terms reasonably satisfactory to the Company. See "Negative Operating Cash Flows" above.

    DEPENDENCE ON WAREHOUSE FINANCING. The Company depends on warehouse facilities with financial institutions or institutional lenders to finance its purchase of loans on a short-term basis pending securitization. At September 30, 1996, the Company had $700.0 million of warehouse facilities through banks and institutionally managed asset-backed securities conduits, of which $661.5 million was available. These facilities expire at various times in 1997, subject to renewal or extension at the lender's option. Implementation of the Company's growth strategy requires continued availability of warehouse facilities and may require increases in the capacity of warehouse facilities. There can be no assurance that such financing will be available on terms reasonably satisfactory to the Company. The inability of the Company to arrange additional warehouse facilities or to extend or replace existing facilities when they expire would have a material adverse effect on the Company's business, financial condition and results of operations and on the Company's outstanding securities.

    DEPENDENCE ON SECURITIZATION. The Company has relied upon its ability to aggregate and sell loans as asset-backed securities in the secondary market to generate cash proceeds for repayment of warehouse facilities and to purchase new loans from dealers. Through September 30, 1996 the Company had securitized approximately $5.1 billion of automobile loans, approximately $3.4 billion of which were outstanding at September 30, 1996. Accordingly, adverse changes in the Company's asset-backed securities program or in the asset-backed securities market for automobile receivables generally could materially adversely affect the Company's ability to purchase and resell loans on a timely basis and upon terms reasonably satisfactory to the Company. The Company endeavors to effect public securitizations of its loans on at least a quarterly basis. However, market and other considerations, including the conformity of loans to insurance company and rating agency requirements, could affect the timing of such transactions. Any delay in the sale of loans beyond a quarter-end would eliminate the related gain on sale in the given quarter and adversely affect the Company's reported earnings for such quarter. All of the Company's securitizations from March 1993 through September 30, 1996 and one of the Company's warehouse facilities have utilized credit enhancement in the form of financial guaranty insurance policies issued by FSA to achieve "AAA/Aaa" ratings with respect to the asset-backed securities. The Company believes that financial guaranty insurance policies reduce the costs of the securitizations and such warehouse facility relative to alternative forms of credit enhancements available to the Company. The Company has committed to use FSA for future credit enhancement on insured securitizations through 1997 in consideration for certain limitations on FSA insurance premiums. FSA is not required to insure Company-sponsored securitizations and there can be no assurance that it will continue to do so or that future Company-sponsored securitizations will be similarly rated.

LOAN PERFORMANCE RISKS

    POTENTIAL NEGATIVE EFFECTS ON FINANCIAL CONDITION, RESULTS OF OPERATIONS AND LIQUIDITY. The Company's business, financial condition, results of operations and liquidity depend, to a material extent, on the performance of loans purchased and sold by the Company. When such loans are sold in securitizations, the Company recognizes gain on sale. Finance income receivable, the Company's principal asset, has been calculated using assumptions concerning future default and prepayment rates on securitized loans that are consistent with the Company's historical experience and market conditions and present value discount rates that the Company believes would be requested by an unrelated purchaser of an identical stream of estimated cash flows. Management believes that the Company's estimates of excess cash flow were reasonable at the time each gain on sale of loans was recorded. However, the actual rates of default and/or prepayment on such loans may exceed those estimated for purposes of calculating the Company's finance income receivable and consequently may adversely affect anticipated future excess cash flow. The Company periodically reviews its prepayment and loss assumptions in relation to current performance of the loans and market conditions, and, if necessary, writes down the balance of finance income receivable. The Company's business, financial condition and results of operations could be materially adversely affected by such adjustments in the future. No assurance can be given that loan losses and prepayments will not exceed the Company's estimates or that finance income receivable could be sold at its stated value on the balance sheet, if at all.

    POSSIBLE RESTRICTIONS ON CASH FLOW FROM SECURITIZATIONS. The Company's future liquidity and financial condition, and its ability to finance the growth of its business and to repay or refinance its indebtedness, will depend to a material extent on distributions of excess cash flow from securitization trusts. The Company's agreements with FSA provide that the Company must maintain in a spread account for each insured securitization trust specified levels of excess cash during the life of the trust. These spread accounts are initially funded out of initial deposits or cash flows from the related trust. Thereafter, during each month, excess cash flow due to ORFC from all insured securitization trusts is first used to replenish any spread account deficiencies and is then distributed to the Company. If excess cash flow from all insured securitization trusts, plus cash flow from recoveries, is not sufficient to replenish all such spread accounts, no cash flow would be available to the Company from ORFC for that month. Each insured securitization trust has certain portfolio performance tests relating to levels of delinquency, defaults and net losses on the loans in such trust. If any of these levels are exceeded, the amount required to be retained in the related spread account, and not passed through to ORFC, will be increased. Such levels have historically been exceeded prior to 1996 and the Company has obtained waivers from FSA to permit distributions of cash from certain spread accounts to ORFC. There can be no assurance that such levels will not be exceeded in the future or that, if exceeded, waivers will be available. In certain events with respect to any series of asset-backed securities insured by FSA, the Company will be in default under its insurance agreement with FSA and distributions of cash flow to ORFC from the related securitization trust may be suspended until the asset-backed securities have been redeemed. Such events include the cumulative net loss rate, as defined, equaling or exceeding an agreed upon percentage of the principal balance of loans included in the securitization trust related to such series. Certain of the Company's securitization trusts have exceeded such insurance agreement thresholds prior to 1996 and the Company has obtained waivers from FSA to permit distributions of cash to ORFC. There can be no assurance that such thresholds will not be exceeded in the future or that, if exceeded, waivers will be available. In addition, the spread account for each securitization is cross-collateralized to the spread accounts established in connection with the Company's other securitization trusts (including one of its warehouse facilities) such that excess cash flow from a performing securitization trust may be used to support negative cash flow from, or to replenish a deficient spread account in connection with, a nonperforming securitization trust, thereby further restricting excess cash flow available to ORFC. FSA also has a collateral security interest in the stock of ORFC. If FSA were to foreclose on such security interest following an event of default under an insurance agreement with respect to a securitization trust, FSA could preclude payment of dividends by ORFC to the Company, thereby eliminating the Company's right to receive distributions of excess cash flow from all the FSA-insured securitization trusts. The Company's right to service the loans sold in securitizations insured by FSA is also generally subject to the discretion of FSA. Accordingly, there can be no assurance that the Company will continue as servicer for such loans and receive related servicing fees. Any increase in limitations on the Company's cash flow from securitization trusts or inability to obtain any necessary waivers from FSA or termination of servicing arrangements could materially adversely affect the Company's cash flow and liquidity, and ultimately its business, financial condition and results of operations and its outstanding securities.

    IMPACT OF PORTFOLIO GROWTH AND NEW PRODUCTS. The Company has experienced rapid growth in its loan servicing portfolio. Historically, the statistical incidence of delinquencies and defaults in connection with automobile loans tends to vary over the age of the loan. For example, statistically, loans that are between six and fourteen months old have had a higher likelihood of being delinquent or defaulting than loans with similar credit characteristics that are three months old. Accordingly, to the extent that portfolio growth results in a servicing portfolio containing disproportionately more loans originated within the prior six months, the current and historical delinquency and default rates of loans in the servicing portfolio may understate future delinquency and default rates. Also, there can be no assurance that the Company's transition from centralized to regional servicing and collection will not adversely affect the rate of loan delinquencies and defaults. In addition, to the extent the Company offers new loan products which involve different underwriting policies, the delinquency and default rates of the Company's servicing portfolio may change. The Company has instituted a tiered pricing system and has periodically increased the authorized amount of loans purchased under its Classic program involving borrowers who do not meet all of the underwriting standards in the Company's Premier program and are charged rates of interest higher than those under the Company's Premier program. As a result of the increases in Classic loans as a proportion of the Company's portfolio, there has been an increase in the rates of, and reserves for, delinquency, repossession and loss historically reported by the Company. To estimate future delinquency, repossession and loss experience related to Classic loans, the Company uses a combination of factors, including actual loan performance experience on Premier loans, adjusted for the estimated effects of less favorable credit characteristics, and industry experience on loans with similar credit characteristics. However, there can be no assurance that the Classic loans will perform under varying economic conditions in the manner estimated by the Company. Any increase in delinquency, repossession and loss rates related to Classic loans above the rates estimated by the Company could have a material adverse effect on the Company's business, financial condition and results of operations, as well as its liquidity. Furthermore, because loan default and delinquency rates tend to increase during the six- to fourteen-month period from loan origination, the impact of increases in the Classic program on the Company's overall delinquency, repossession and loss rates will not be fully realized until the amount of Classic loans which have entered this six- to fourteen-month period is proportionate to the amount of Classic loans being purchased by the Company relative to Premier loans. In addition, certain of the Company's loan products which produce higher delinquency, repossession and loss rates than initially expected may continue to have an impact on the Company's overall loan performance, even after being discontinued or modified, until the initially generated loans mature beyond the six- to fourteen-month period. In 1996, the Company discontinued a Classic loan product directed at first-time credits and modified a Classic program for financing the sale of its repossessed inventory in retail markets, each of which had experienced higher than expected delinquency, repossession and loss rates.

    POTENTIAL NEGATIVE IMPACT OF COVENANTS UNDER FINANCE AGREEMENTS. Increases in loan delinquency and loss rates with respect to any securitization trust may result in the trust's portfolio exceeding the various pool performance levels established by FSA, thereby restricting or cutting off cash distributions to ORFC from the securitization spread accounts. See "Cash Flow from Securitizations" above. In addition, such increases may cause the Company to exceed certain pool performance tests established in other agreements governing its indebtedness. Under the terms of the indenture governing the Company's outstanding Senior Term Notes due 2000 (the "Senior Term Notes"), if at any month-end the amount of charge-offs (net of recoveries) of automobile loans in the Company's servicing portfolio during the preceding six-month period, times two, exceeds 1.65% of the average servicing portfolio in the preceding seven months ("Portfolio Loss Ratio"), the Company will be prohibited from purchasing new automobile loans in excess of 20% of the Company's Adjusted Consolidated Cash Flow (as defined in the indenture governing the Senior Term Notes) plus proceeds of warehouse facilities and certain other available cash. If the Portfolio Loss Ratio exceeds 1.65% for two consecutive months, then 50% of such Adjusted Consolidated Cash Flow (as defined in the indenture governing the Senior Term Notes) must be used to offer to repurchase Senior Term Notes. Such a restriction on purchases of new automobile loans could have a material adverse effect on the Company's business, financial condition and results of operations. Covenants with respect to a series of Debt Securities may contain similar restrictions or other covenants relating to portfolio performance. In addition, if at the end of any month the Portfolio Loss Ratio exceeds 1.65% or the Company's delinquency level exceeds 3.5%, an event of default will occur under one of the Company's outstanding warehouse facilities. The delinquency level is calculated as a percentage of outstanding principal balance of all automobile loans owned or securitized by the Company as to which a payment is more than thirty days past due. Upon the occurrence of an event of default under such warehouse facility, the lending banks under such facility may accelerate the payment of amounts outstanding thereunder and would have no further obligation to extend additional credit. Furthermore, any such event of default or acceleration may trigger cross-defaults under other outstanding indebtedness of the Company and may result in the acceleration of amounts due thereunder. The increase in Classic loans during 1996, among other things, has increased the risk that the Company may trigger its Portfolio Loss Ratio covenants in the future.

SUBSTANTIAL INDEBTEDNESS

    The issuance of Debt Securities offered hereby will have the effect of increasing the Company's leverage. The degree to which the Company is leveraged may impair its ability to obtain additional financing in the future. In addition, the Company's debt service costs will increase as a result of the issuance of Debt Securities, except to the extent proceeds are used to repay outstanding indebtedness. The Company is also subject to restrictive covenants under its debt agreements. If the Company should require, but be unable to obtain, any cure, modification or waiver of noncompliance with any such covenants in the future, default could occur with respect to the relevant indebtedness and, under cross-default provisions, other indebtedness of the Company, and there can be no assurance that the Company would be able to repay or refinance such obligations in such circumstances. In addition, the indenture governing the Senior Term Notes contains covenants requiring the Company to repurchase such debt securities under certain circumstances, including a change in control of the Company, as well as covenants that may significantly restrict the Company's ability to incur additional debt and to issue new classes of preferred stock. In 1996, the Company received an indication of interest to buy the Company and requested its financial advisor to examine the strategic alternatives available to the Company, including a sale of the Company. No definitive offers to buy the Company were received, but there can be no assurance that a change in control of the Company will not occur in the future. The terms of a series of Debt Securities issued by the Company in the future may contain similar covenants.

SUBORDINATION OF THE DEBT SECURITIES

    CONTRACTUAL SUBORDINATION OF THE SUBORDINATED DEBT SECURITIES. The payment of principal of or interest or premium on the Subordinated Debt Securities is subordinated in right of payment to all Senior Debt of the Company, as defined in the Subordinated Indenture. As a result, in the event of the dissolution, liquidation, winding up or reorganization of the Company, or of certain bankruptcy and insolvency-related events, the holders of the Subordinated Debt Securities would not receive payment until the holders of Senior Debt were paid in full. Senior Debt is defined in the Indenture to include, among other debt, any Company guarantees of, or reimbursement commitments with respect to, indebtedness in connection with securitization transactions. In the event a default in any payment in respect to any Senior Debt has occurred and is continuing, the Company may not make any payments on the account of the Subordinated Debt Securities.

    STRUCTURAL SUBORDINATION. Any right of the Company to receive assets of any of its subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the holders of the Debt Securities to participate in those assets) will be effectively subordinated to the claims of creditors of such subsidiaries before such proceeds may be available for distribution to the parent Company. Substantially all of the Company's securitizations through September 30, 1996 provide that ORFC, a special purpose subsidiary, owns the rights to excess cash flow from such securitization trusts. Consequently, a significant portion of the Company's available cash flow is in the form of distributions from ORFC. ORFC is a separate and distinct legal entity and has no obligation, contingent or otherwise, to pay any amounts due under the Debt Securities or to make any funds available therefor, whether by dividends to the Company or otherwise. Substantially all of the Company's finance income receivable at September 30, 1996 is held by ORFC, and, in the event of liquidation of both the Company and ORFC, creditors of ORFC would have first claim to such assets before holders of the Debt Securities. To the extent any restriction on the distribution of cash from ORFC or other subsidiaries to the Company is applicable and enforced, the Company's ability to pay interest and principal on the Debt Securities may be impaired. See "Loan Performance Risks--Cash Flow from Securitizations" above.

ECONOMIC CONDITIONS

    AUTOMOBILE MARKET CONDITIONS. Periods of economic slowdown or recession, whether general, regional or industry-related, may increase the risk of default on automobile loans and may have an adverse effect on the Company's business, financial condition and results of operations. Such periods also may be accompanied by decreased consumer demand for automobiles, resulting in reduced demand for automobile loans and declining values of automobiles securing outstanding loans, thereby weakening collateral coverage and increasing the possibility of losses in the event of default. The increased proportion of loans under the Company's Classic program has increased the Company's sensitivity to changes in economic conditions. Significant increases in the inventory of used automobiles during recessionary economies may depress the prices at which repossessed automobiles may be sold or delay the timing of such sales. There can be no assurance that the used automobile markets will be adequate for the sale of repossessed automobiles and any material deterioration of such markets could increase the Company's loan losses or reduce recoveries from the sale of repossession inventory. In addition, the Company has channeled a significant portion of its repossession inventory through retail resale markets instead of wholesale markets, including the financing of such retail sales through its Classic program, which had the effect of reducing the Company's loan losses while delaying cash flow recovered from inventory turnover. The Company has experienced significant growth in its repossesion inventory, which increased from $4.8 million at September 30, 1995 to $46.5 million at September 30, 1996. There can be no assurance that the Company will continue to use such retail resale channels, that it will be able to realize such benefits to loan losses in the future or that its inventories will not reach levels at which they cannot readily be liquidated through such channels. Any such event might have an adverse effect on loan loss levels.

    INTEREST RATES. The Company's profitability may be directly affected by the level of and fluctuations in interest rates, which affect the Company's gross interest rate spread. The Company monitors the interest rate environment and employs prefunding or other hedging strategies designed to mitigate the impact of changes in interest rates on its gross interest rate spread. However, there can be no assurance that the profitability of the Company would not be adversely affected during any period of changes in interest rates.

MANAGEMENT OF RAPID GROWTH

    The rapid growth of the Company's servicing portfolio has resulted in increased demands on the Company's personnel and systems. The Company's ability to support, manage and control continued growth is dependent upon, among other things, its ability to hire, train, supervise and manage its larger workforce. Furthermore, the Company's ability to manage portfolio delinquency and loss rates is dependent upon the maintenance of efficient collection and repossession procedures and adequate staffing therefor. There can be no assurance that the Company will have trained personnel and systems adequate to support such growth.

COMPETITION

    The business of financing automobiles is highly competitive. Existing and potential competitors include well-established financial institutions, such as banks, other automobile finance companies, small loan companies, thrifts, leasing companies and captive finance companies owned by automobile manufacturers, such as General Motors Acceptance Corporation, Chrysler Credit Corp. and Ford Motor Credit Company. Many of these competitors have greater financial, technical and marketing resources than the Company and from time to time offer special buyer incentives in the form of below-market interest rates on certain classes of vehicles. Many of such competitors also have longstanding relationships with automobile dealers and some of such major competitors provide other forms of financing to automobile dealers, including dealer floor plan financing and leasing, which is not provided by the Company. There can be no assurance that the Company will be able to compete successfully with such competitors.

REGULATION

    The Company's business is subject to numerous federal and state consumer protection laws and regulations, which, among other things: (i) require the Company to obtain and maintain certain licenses and qualifications; (ii) limit the interest rates, fees and other charges the Company is allowed to charge;
(iii) limit or prescribe certain other terms of the Company's automobile loan contracts; (iv) require specific disclosures; and (v) define the Company's rights to repossess and sell collateral. The Company believes it is in substantial compliance with all such laws and regulations, and that such laws and regulations have had no material effect on the Company's ability to operate its business. Changes in existing laws or regulations, or in the interpretation thereof, or the promulgation of any additional laws or regulations, could have a material adverse effect on the Company's business, financial condition and results of operations and upon its outstanding securities.

SHARES ELIGIBLE FOR FUTURE SALES

    Additional shares of Common Stock may be issued upon the exercise of outstanding stock options, the conversion of outstanding convertible preferred stock and the exercise of outstanding warrants. Certain holders thereof have registration rights with respect to such shares. The Company has registered pursuant to such rights the sale from time to time of up to 3,871,364 shares of Common Stock when, as and if issued upon the exercise of outstanding warrants. Such issuances, or the resale of the Common Stock so acquired, could have an adverse effect on the market price of the Company's Common Stock.

UNDESIGNATED SHARES; ANTI-TAKEOVER CONSIDERATIONS

    The authorized and unissued stock of the Company, other than shares reserved for issuance pursuant to options and warrants, consists of undesignated shares. The Board of Directors, without any action by the Company's shareholders, is authorized to designate and issue the undesignated shares in such classes or series as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividend, liquidation and voting rights. The Company has adopted a shareholder rights plan to deter a hostile takeover. Further, certain provisions of the Minnesota Business Corporation Act may operate to discourage a negotiated acquisition or unsolicited takeover of the Company. See "Description of Common Stock." Each or any of the foregoing could have the effect of entrenching the Company's directors, impeding or deterring an unsolicited tender offer or takeover proposal regarding the Company and thereby depriving the then current shareholders of the ability to sell their shares at a premium over the market price, or otherwise adversely affecting the voting power, dividend, liquidation and other rights of holders of Common Stock.

                                USE OF PROCEEDS

    Unless otherwise specified in an applicable Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Securities offered hereby will be added to the general funds of the Company and will be available for working capital and other general corporate purposes, including funding the growth in the volume of loan purchases and repayment of maturing obligations and redemption of outstanding indebtedness. Pending such use, the Company may temporarily invest the net proceeds in short-term investments or use them to reduce short-term indebtedness.

                    RATIOS OF EARNINGS TO FIXED CHARGES AND
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    The following are the consolidated ratios of earnings to fixed charges and to combined fixed charges and preferred stock dividends for the periods presented.

                            MARCH 8, 1990                                                              NINE MONTHS ENDED
                              (DATE OF      SIX MONTHS
                            INCORPORATION)     ENDED               YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                             TO DECEMBER   DECEMBER 31,   ------------------------------------------  --------------------
                              31, 1991         1991         1992       1993       1994       1995       1995       1996
(DOLLARS IN THOUSANDS)      -------------  -------------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed
  charges.................                                               1.72x      2.06x      3.75x      3.64x      4.53x
Deficiency in earnings to
  fixed charges...........    $   1,525      $   1,158    $   1,342
Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividends...............                                               1.56x      1.31x      3.10x      2.95x      4.13x
Deficiency in earnings to
  combined fixed charges
  and preferred stock
  dividends...............    $   1,525      $   1,158    $   1,342

    For purposes of calculating the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, earnings are defined as income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and the interest factor in rental charges. Combined fixed charges and preferred stock dividends consist of the fixed charges described above plus the pre-tax income necessary to pay dividends on the Company's outstanding 8% Cumulative Convertible Exchangeable Preferred Stock (the "8% Preferred Stock," all of which was converted or redeemed on or before December 2, 1996).

                         DESCRIPTION OF DEBT SECURITIES

    The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The terms of the Debt Securities specific to Senior Debt Securities and to Subordinated Debt Securities are set forth under the headings "Description of Senior Debt Securities" and "Description of Subordinated Debt Securities," respectively. Particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general and specific provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities. The Debt Securities may be issued either separately, or together with, or upon conversion of or in exchange for, other Securities.

    The Debt Securities may be issued from time to time in one or more series. The terms of each series of Debt Securities, including without limitation any restrictive covenants with respect thereto, will be established by or pursuant to a resolution of the Board of Directors of the Company and set forth or determined in the manner provided in an Officers' Certificate or by a supplemental indenture. The particular terms of the Debt Securities offered pursuant to any Prospectus Supplement or Prospectus Supplements will be described in such Prospectus Supplement or Prospectus Supplements.

    The Senior Debt Securities and the Subordinated Debt Securities will be issued under the indentures (the "Senior Indenture" and the "Subordinated Indenture," respectively) between the Company and the Trustee named in the applicable Prospectus Supplement. The forms of Senior Indenture and Subordinated Indenture (collectively, the "Indentures") have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The following brief summary of certain provisions of the Indentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indentures, and is further qualified by any description contained in the applicable Prospectus Supplement or Prospectus Supplements. Certain terms capitalized and not otherwise defined herein are defined in the Indentures. Wherever particular sections or defined terms of the Indentures are referred to, such sections or defined terms are incorporated herein by reference.

GENERAL

    The amount of Debt Securities offered by this Prospectus will be limited to the amount of Securities set forth on the cover of this Prospectus that have not been otherwise issued or reserved for issuance. The Indentures will not limit the aggregate principal amount of Debt Securities which may be issued thereunder.

    The Senior Debt Securities, except to the extent secured by collateral, if any, will rank PARI PASSU with other unsecured, unsubordinated indebtedness of the Company. The Subordinated Debt Securities will be unsecured and will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company as described under "Description of Subordinated Debt Securities--Subordination of Subordinated Debt Securities."

    The applicable Prospectus Supplement will indicate the form, registered or bearer, and denominations in which Debt Securities of any series may be issued. Debt Securities may be issuable in the form of one or more Global Securities, as described below under "--Global Securities." The Debt Securities (other than those issued in the form of a Global Security) are exchangeable or transferable without charge therefor, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith and require the holders to furnish appropriate endorsements and transfer documents. (Senior Indenture Section 305; Subordinated Indenture Section 305)

    Debt Securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. Special federal income tax and other considerations applicable thereto and special federal tax and other considerations applicable to any Debt Securities which are denominated in a currency other than U. S. dollars will be described in the Prospectus Supplement or Prospectus Supplements relating thereto.

    Principal of and any premium and interest on the Debt Securities will be payable, and the transfer of the Debt Securities will be registrable, at the corporate trust office of the Trustee in the case of

Subordinated Debt Securities and the office or agency maintained for such purpose in the case of the Senior Debt Securities. Interest on any Debt Security that is payable will be paid to the Person in whose name that Debt Security is registered in the Security Register. In addition, in the case of Subordinated Debt Securities payment of interest may be made at the option of the Company by check mailed to the address of the Person entitled thereto as it appears on the Security Register. (Senior Indenture Sections 301, 305 and 307; Subordinated Indenture Sections 301, 305, 307, 1001 and 1002)

    The applicable Prospectus Supplement or Prospectus Supplements will describe the terms of the Debt Securities offered thereby, including the following: (i) the title of the offered Debt Securities and whether the offered Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (ii) any limit on the aggregate principal amount of the offered Debt Securities; (iii) the Person to whom any interest on the offered Debt Securities will be payable, if other than the Person in whose name they are registered on the regular record date for such interest; (iv) the date or dates, or the method by which such date or dates are determined or extended, on which the principal or installments of principal and premium, if any, of the offered Debt Securities is or are payable; (v) the rate or rates (which may be fixed or variable) at which the offered Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined, the date from which any such interest will accrue, the dates on which such interest on the offered Debt Securities will be payable and the regular record dates therefor, the circumstances, if any, in which the Company may defer interest payments and the basis for calculating interest if other than a 360-day year of twelve 30-day months; (vi) the place or places where the principal of and premium, if any, and interest on the offered Debt Securities will be payable and the offered Debt Securities may be surrendered for registration of transfer or exchange, if other than those provided for in the Senior Indenture or the Subordinated Indenture; (vii) if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the offered Debt Securities may be redeemed, in whole or in part, at the option of the Company; (viii) the obligation, if any, of the Company to redeem or purchase Debt Securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which Debt Securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (ix) whether the Debt Securities of the series will be convertible into shares of Common Stock and/or exchangeable for other securities, and if so, the terms and conditions upon which such Debt Securities will be so convertible or exchangeable, and any deletions from or modifications or additions to the applicable Indenture to permit or to facilitate the issuance of such convertible or exchangeable Debt Securities or the administration thereof; (x) the identity of each Security Registrar and Paying Agent, if other than or in addition to the Trustee; (xi) if the amount of principal of or any premium or interest on the offered Debt Securities may be determined by reference to an index or pursuant to a formula, the manner in which such amounts shall be determined; (xii) the applicability of, and any addition to or change in the covenants and definitions set forth in the applicable Indenture, as described under "Description of Senior Debt Securities" and "Description of Subordinated Debt Securities"; (xiii) the denominations in which any offered Debt Securities will be issuable, if other than denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000; (xiv) if other than U. S. dollars, the currency or currencies for the payment of principal of and any premium and interest on the offered Debt Securities and the manner of determining the U.S. dollar equivalent of the principal amount thereof for purposes of the definition of "outstanding", and, if the principal of or any premium or interest on the offered Debt Securities is payable, at the election of the Company or the holder thereof, in one or more currencies other than that or those in which the offered Debt Securities are stated to be payable, the currency or currencies in which payment of the principal of and any premium and interest on such offered Debt Securities is to be made and the periods within which and the terms and conditions upon which such election is to be made; (xv) any other event or events of default applicable with respect to the offered Debt Securities in addition to or in lieu of those described under "Description of Senior Debt Securities-- Events of Default under the Senior Indenture" and "Description of Subordinated Debt Securities--Events of Default under the Subordinated Indenture", and any change in the right of the Trustee or the holders to declare the principal of or any premium or interest on the offered Debt Securities due and payable; (xvi) if less than the principal amount thereof, the portion of the principal payable upon acceleration of such Debt Securities following an Event of Default; (xvii) whether such Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the depositary for such Global Security or Securities, and any circumstances under which any such Global Security may be exchanged for Debt Securities registered in the name of, and any transfer of such Global Security may be registered to, a Person other than such depositary or its nominee, if other than those described in the applicable Indenture (see "--Global Securities"); (xviii) if applicable, that the offered Debt Securities, in whole or in any specified part, are not defeasible; (xix) whether, with respect to any series of Senior Debt Securities, such series will be secured and the type, amount and other terms of, and provisions relating to, the collateral to be provided as such security, and any deletions, additions or modifications to the Senior Indenture to permit the issuance of secured Senior Debt Securities or the administration thereof; and (xx) any other terms of the offered Debt Securities not inconsistent with the provisions of the applicable Indenture. (Senior Indenture Section 301; Subordinated Indenture Section 301)

    If the purchase price of any Debt Securities is payable in a currency other than U.S. dollars or if principal of, or premium, if any, or interest, if any, on any of the Debt Securities is payable in any currency other than U.S. dollars, the specific terms and other information with respect to such Debt Securities and such foreign currency, including any material foreign currency risks, will be specified in the Prospectus Supplement or Prospectus Supplements relating thereto.

    Under the Indentures, the terms of the Debt Securities of any series may differ, and the Company, without the consent of the holders of the Debt Securities of any series, may reopen a previous series of Debt Securities and issue additional Debt Securities of such series or establish additional terms of such series.

GLOBAL SECURITIES

    The following description will apply to any series of Debt Securities issued, in whole or in part, in the form of a Global Security or Global Securities deposited with, or on behalf of, The Depository Trust Company ("DTC") (each such Debt Security represented by a Global Security being herein referred to as a "Book-Entry Security").

    Upon initial issuance, all Book-Entry Securities of the same series and bearing interest, if any, at the same rate or pursuant to the same formula and having the same date of issuance, redemption provisions, if any, repayment provisions, if any, stated maturity and other terms will be represented by a single Global Security. Each Global Security representing Book-Entry Securities will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or a nominee of DTC. Unless otherwise specified in the applicable Pricing Supplement, all Book-Entry Securities will be denominated in U. S. dollars.

    Upon the issuance of a Global Security, DTC will credit accounts held with it with the respective principal or face amounts of the Book-Entry Securities represented by such Global Security. The accounts to be credited shall be designated initially by the Agent through which the Debt Security was sold or, to the extent that such Debt Securities are offered and sold directly, by the Company. Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with DTC ("participants") and to persons that may hold interests through such participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant.

    Payment of principal of, premium, if any, and interest, if any, on Book-Entry Securities represented by any such Global Security will be made to DTC or its nominee, as the case may be, as the sole registered holder of the Book-Entry Securities represented thereby for all purposes under the Indentures. None of the Company, the Trustee, the Paying Agent or any agent of the Company or the Trustee will have a responsibility or liability for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a Global Security representing any Book-Entry Securities or any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in a Global Security owning through such participants or for maintaining, supervising or reviewing any of DTC's records relating to such beneficial ownership interests.

    The Company has been advised by DTC that upon receipt of any payment of principal of, premium, if any, or interest, if any, on any such Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held by such participants for customer accounts registered in "street name," and will be the sole responsibility of such participants.

    No Global Security may be transferred except as a whole by a nominee of DTC to DTC or to another nominee of DTC, or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

    A Global Security representing Book-Entry Securities is exchangeable for certificated Debt Securities of the same series and bearing interest, if any, at the same rate or pursuant to the same formula, having the same date of issuance, redemption provisions, if any, repayment provisions, if any, stated maturity and other terms and of differing authorized denominations aggregating a like amount, if any, if (x) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (y) the Company in its sole discretion determines that such Global Security shall be exchangeable for certificated Debt Securities or (z) there shall have occurred and be continuing an Event of Default with respect to the Book-Entry Securities. Such certificated Debt Securities shall be registered in the names of the owners of the beneficial interests in such Global Security as provided by DTC's relevant participants (as identified by DTC).

    Owners of beneficial interests in a Global Security will not be considered the registered holders thereof for any purpose under the applicable Indenture, and no Global Security representing Book-Entry Securities shall be exchangeable or transferrable. Accordingly, each person owning a beneficial interest in such a Global Security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a registered holder under the applicable Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    DTC, as the registered holder of each Global Security, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a registered holder is entitled to give or take under the applicable Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of registered holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a registered holder is entitled to give or take under such Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    DTC has advised the Company that DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks (which may include the Trustee), trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                     DESCRIPTION OF SENIOR DEBT SECURITIES

    The following description sets for certain specific terms of the Senior Debt Securities and provisions of the Senior Indenture. Certain general terms of the Senior Debt Securities are described under "Description of Debt Securities." The following brief summary of certain provisions of the Senior Debt Securities and the Senior Indenture, together with the summary description under "Description of Debt Securities," does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Senior Indenture, and is further qualified by any description contained in the applicable Prospectus Supplement or Prospectus Supplements. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions in the Senior Indenture." Certain terms capitalized and not otherwise defined herein are defined in the Senior Indenture. Wherever particular sections or defined terms of the Senior Indenture are referred to, such sections or defined terms are incorporated herein by reference.

REDEMPTION

    The Prospectus Supplement relating to any offered Senior Debt Securities or series thereof will specify the provisions, if any, for redemption of such Senior Debt Securities or series thereof at the option of the Company.

    Except as set forth in the Prospectus Supplement with respect to any offered Senior Debt Securities or series thereof, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Debt Securities. The Prospectus Supplement relating to any offered Senior Debt Securities or series thereof will specify the provisions, if any, regarding sinking fund provisions related to such Senior Debt Securities or series thereof. The Senior Indenture provides that the Company may deliver Outstanding Senior Debt Securities of like tenor of a series (other than any previously called for redemption) and may apply as a credit Senior Debt Securities of like tenor of a series which have been redeemed either at the election of the Company pursuant to the terms of such Senior Debt Securities or through the application of permitted optional sinking fund payments pursuant to the terms of such Senior Debt Securities, in each case in satisfaction of all or any part of any sinking fund payment with respect to the Senior Debt Securities of like tenor of such series required to be made pursuant to the terms of such Securities as provided for by the terms of such series. (Senior Indenture Sections 1102 and 1103)

    The Senior Indenture provides that, if less than all of the Senior Debt Securities of any series are to be redeemed at any time, selection of Senior Debt Securities for redemption will be made by the Trustee on a pro rata basis (and in such manner as complies with applicable legal and stock exchange requirements, if any), or by such other method as the Trustee shall deem fair and appropriate, and portions of the Senior Debt Securities selected for redemption shall be in amounts of $1,000 or whole multiples thereof, except that if all of the Senior Debt Securities of a holder are to be redeemed, the entire outstanding amount shall be redeemed. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Debt Securities to be redeemed at its registered address. If any Senior Debt Security is to be redeemed in part only, the notice of redemption that relates to such Senior Debt Security shall state the portion of the principal amount thereof to be redeemed. A new Senior Debt Security in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Debt Security. On and after the redemption date, interest ceases to accrue on Senior Debt Securities or portions of them called for redemption. (Senior Indenture Sections 403 and 404)

REPURCHASE AT THE OPTION OF HOLDERS

    Except as set forth in the Prospectus Supplement with respect to any offered Senior Debt Securities or any series thereof, the Senior Indenture does not contain provisions that permit the Holders of the Senior Debt Securities to require that the Company repurchase or redeem the Senior Debt Securities in the event of a sale of assets or a takeover, recapitalization or similar restructuring, nor does the Senior Indenture contain covenants specifically designed to protect holders in the event of a highly leveraged transaction involving the Company. The Senior Indenture provides that, if repurchase rights are provided for in a

Prospectus Supplement and amounts deposited in connection with all such repurchase rights are insufficient to pay the repurchase price of all Senior Debt Securities having such repurchase rights, the Trustee shall select Senior Debt Securities to be repurchased on a pro rata basis among all holders of such series of Senior Debt Securities having such repurchase rights and exercising the option to elect repurchase. (Senior Indenture Sections 1201 and 1204)

CERTAIN COVENANTS IN THE SENIOR INDENTURE

    MERGER, CONSOLIDATION, OR SALE OF ASSETS. The Senior Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) the Company is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Senior Debt Securities and the Senior Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; (iv) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; and (v) the applicable rating agencies shall have reaffirmed or raised their ratings with respect to certain asset-back securities that have been rated in whole or in part on the basis of the Company's credit. (Senior Indenture Section 601)

    REPORTS. The Senior Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Senior Debt Securities are outstanding, the Company will file with the Trustee and furnish to the holders of Senior Debt Securities (i) all quarterly and annual financial reports on Forms 10-Q and 10-K and all proxy statements that the Company is required to file, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and including, with respect to the annual information only, a report by the Company's certified independent accountants, and (ii) all current reports that the Company is required to file with the Commission on Form 8-K. In addition, if the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Senior Indenture provides that the Company will nevertheless continue to file a copy of all such information and reports with the Commission and the Trustee and make such information available to securities analysts and prospective investors upon request. (Senior Indenture Section 504)

EVENTS OF DEFAULT UNDER THE SENIOR INDENTURE

    The Senior Indenture provides that each of the following constitutes an Event of Default with respect to the Senior Debt Securities of any series issued pursuant to the Senior Indenture: (i) default for 30 days in the payment when due of interest on the Senior Debt Securities of that series; (ii) default in payment when due of the principal of or premium, if any, on the Senior Debt Securities of that series; (iii) failure to deposit any sinking fund payment, when and as due, in respect of the Senior Debt Securities of that series; (iv) failure by the Company to comply with the provisions described under the caption "Merger, Consolidation or Sale of Assets;" (v) failure by the Company for 60 days after notice from the Trustee or holders of at least 25% of the principal amount of the Senior Debt Securities of that series to comply with any of its other agreements in the Senior Indenture or the Senior Debt Securities of that series; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness (as defined in the Senior Indenture) for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Senior Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vii) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries and (ix) any other Event of Default provided with respect to the Senior Debt Securities of that series. (Senior Indenture Section 701)

    If any Event of Default occurs and is continuing with respect to any series of Senior Debt Securities, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Senior Debt Securities of such series may declare the unpaid principal amount (or, if any of the Senior Debt Securities of that series are Original Issue Discount Senior Debt Securities, such lesser portion of the principal amount of such Senior Debt Securities as may be specified in the terms thereof), premium, if any, and any accrued and unpaid interest on all the Senior Debt Securities of such series to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Subsidiary of the Company, all principal, premium, if any, and interest on outstanding Senior Debt Securities will become due and payable without further action or notice. Holders of the Senior Debt Securities may not enforce the Senior Indenture or the Senior Debt Securities except as provided in the Senior Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Debt Securities of any series may direct the Trustee in its exercise of any trust or power with respect to such series of Senior Debt Securities. The Trustee may withhold from Holders of the Senior Debt Securities of any series notice of any continuing Default or Event of Default (except a Default or Event of Default in payment on any Senior Debt Security or any series or in the payment of any sinking fund installment with respect to such series) if it determines that withholding notice is in their interest. (Senior Indenture Sections 702, 705, 706 and 805)

    In the case of any Event of Default with respect to the Senior Debt Securities of any series occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company or any of its Subsidiaries the primary purpose of which was avoiding payment of the premium, if any, that the Company would have had to pay with respect to such series if the Company then had elected to redeem such Senior Debt Securities pursuant to the optional redemption provisions, if any, established in accordance with the Senior Indenture, if any, an equivalent premium shall also become and be immediately due and payable if such Senior Debt Securities were repaid to the extent permitted by law. (Senior Indenture Section 701)

    The Holders of a majority in aggregate principal amount of the Senior Debt Securities of any series then outstanding by notice to the Trustee may on behalf of the Holders of all of the Senior Debt Securities of such series waive any existing Default or Event of Default with respect to such series of Senior Debt Securities and its consequences under the Senior Indenture except a continuing Default or Event of Default with respect to such series in the payment of interest on, or the principal of, or premium, if any, on the Senior Debt Securities of such series. (Senior Indenture Section 704)

    The Holders of a majority in principal amount of the outstanding Senior Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. (Senior Indenture Section 705) The Senior Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Senior Indenture unless the Trustee receives indemnity satisfactory to it against any loss, liability or expense. (Senior Indenture Section 801)

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Senior Indenture, and the Company is required upon becoming aware of any Default or Event of Default with respect to a series of Senior Debt Securities, or any event of default under any other mortgage, indenture or instrument to deliver to the Trustee a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. (Senior Indenture Section 505)

DEFEASANCE PROVISIONS IN THE SENIOR INDENTURE

    The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Debt Securities of any series issued pursuant to the Senior Indenture ("Legal Defeasance"), except for (i) the rights of Holders of outstanding Senior Debt Securities of that series to receive payments in respect of the principal of, premium, if any, and interest on the Senior Debt Securities of that series when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Senior Debt Securities concerning issuing temporary Senior Debt Securities, registration of Senior Debt Securities, mutilated, destroyed, lost or stolen Senior Debt Securities and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Senior Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Senior Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Debt Securities of such series. In addition, after the Company's election to exercise its option regarding Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Debt Securities of such series. (Senior Indenture Sections 902 and
903)

    In order to exercise either Legal Defeasance or Covenant Defeasance with respect to any series of Senior Debt Securities issued pursuant to the Senior Indenture, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Debt Securities of such series, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay (A) the principal of, premium, if any, and interest on the outstanding Senior Debt Securities of such series on the stated maturity or on the applicable redemption date, as the case may be, or (B) any mandatory sinking fund payments or analogous payments applicable to the Senior Debt Securities of such series on the day on which such payments are due and payable; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Senior Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Senior Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States confirming that the Holders of the outstanding Senior Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default with respect to such series shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under the Senior Indenture or any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the

Company with the intent of preferring the Holders of Senior Debt Securities of such series over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with. (Senior Indenture Section 904)

MODIFICATION AND WAIVER

    Modifications and amendments of the Senior Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Senior Debt Securities of all series affected by such modification or amendment (voting as one class); provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Senior Debt Security affected thereby:
(i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Senior Debt Security, reduce the principal amount of, or premium or interest on, any Senior Debt Security, reduce the amount of principal of an Original Issue Discount Senior Debt Security due and payable upon acceleration of the maturity thereof, change the place of payment where or coin or currency in which the principal of, or any premium or interest on, any Debt Security is payable, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Senior Debt Security; or (ii) reduce the percentage in principal amount of outstanding Senior Debt Securities of any series, the consent of the holders of which is required for modification or amendment of the Senior Indenture or for waiver of compliance with certain provisions of the Senior Indenture or for waiver of certain defaults; or (iii) modify any of the various sections relating to above-described provisions. (Senior Indenture Section 1002)

    The holders of not less than a majority in aggregate principal amount of the outstanding Senior Debt Securities of each series may waive any past Default or Event of Default under the Senior Indenture with respect to Senior Debt Securities of that series, except a continuing Default or Event of Default under the Senior Indenture (i) in the payment of principal of, or any premium or interest on, any Senior Debt Security of such series held by a nonconsenting holder, or (ii) in respect of a covenant or provision of the Senior Indenture which cannot be modified or amended without the consent of the holder of each outstanding Senior Debt Security of such series affected, as described above. (Senior Indenture Sections 704 and 1002)

    The Senior Indenture provides that, in determining whether the holders of the requisite principal amount of the "outstanding" Senior Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Senior Debt Securities, (i) the principal amount of an Original Issue Discount Senior Debt Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof to such date, and (ii) the principal amount of a Senior Debt Security denominated in a foreign currency or currency unit that will be deemed to be outstanding will be the United States dollar equivalent, determined as of the date of original issuance of such Senior Debt Security, of the principal amount of such Senior Debt Security (or, in the case of an Original Issue Discount Senior Debt Security, the United States dollar equivalent, determined as of the date of original issuance of such Senior Debt Security, of the amount determined as provided in (i) above). (Senior Indenture Section 101)

CERTAIN DEFINITIONS IN THE SENIOR INDENTURE

    Set forth below are certain defined terms used in the Senior Indenture. Reference is made to the Senior Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided. (Senior Indenture Section 101)

    "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, plus (iii) with respect to the Company, without duplication, the respective amounts reported on the Company's balance sheet as of such date with respect to the Company's 8% Preferred Stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Senior Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, and (y) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Senior Debt Securities mature.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

    "GOVERNMENT SECURITIES" means securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof.

    "ORIGINAL ISSUE DISCOUNT SENIOR DEBT SECURITY" means any Senior Debt Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the terms of the Senior Indenture.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof), with certain exceptions.

                  DESCRIPTION OF SUBORDINATED DEBT SECURITIES

    The following description sets forth certain specific terms of the Subordinated Debt Securities and provisions of the Subordinated Indenture. Certain general terms of the Subordinated Debt Securities are described under "Description of Debt Securities." The following brief summary of certain provisions of the Subordinated Debt Securities and the Subordinated Indenture, together with the summary description under "Description of Debt Securities," does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Subordinated Indenture, and is further qualified by any description contained in the applicable Prospectus Supplement or Prospectus Supplements. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions in the Subordinated Indenture." Certain terms capitalized and not otherwise defined herein are defined in the Subordinated Indenture. Wherever particular sections or defined terms of the Subordinated Indenture are referred to, such sections or defined terms are incorporated herein by reference.

    The Prospectus Supplement relating to any offered Subordinated Debt Securities will specify any restrictive covenants applicable to such Securities. Unless otherwise specified in the applicable Prospectus Supplement, the Subordinated Debt Securities do not impose any financial or leverage restrictions on the Company and will not contain provisions that permit the holders of such Securities to require that the Company repurchase or redeem such Securities in the event of a takeover, recapitalization or similar restructuring, nor will the Subordinated Debt Securities contain covenants specifically designed to protect holders in the event of a highly leveraged transaction involving the Company.

EVENTS OF DEFAULT UNDER THE SUBORDINATED INDENTURE

    The following events are defined in the Subordinated Indenture as "Events of Default" with respect to the Subordinated Debt Securities of any series issued pursuant to the Subordinated Indenture: (i) failure to pay any interest on any Subordinated Debt Security of that series when due and payable, continued for 30 days; (ii) failure to pay principal of or any premium on any Subordinated Debt Security of that series when due and payable; (iii) failure to deposit any sinking fund payment, when and as due, in respect of any Subordinated Debt Security of that series; (iv) failure to perform, or breach of, any other covenant or warranty of the Company in the Subordinated Indenture or the Subordinated Debt Securities of such series (other than a covenant or warranty a default in the performance or breach of which is dealt with elsewhere in the Subordinated Indenture or which is included in the Subordinated Indenture solely for the benefit of a series of Subordinated Debt Securities other than that series), continued for 60 days after written notice as provided in the Subordinated Indenture; (v) the occurrence and continuation of an event of default under any indenture or instrument under which the Company or any Subsidiary shall have outstanding at least $5.0 million aggregate principal amount of Indebtedness (as defined in the Subordinated Indenture)(other than as part of a Securitization Transaction), the maturity of which has been accelerated and such acceleration has not been rescinded or annulled within 60 days; (vi) certain events in bankruptcy, insolvency or reorganization involving the Company; (vii) the entry against the Company or any Subsidiary of a final judgment, judicial decree or order for the payment of money in excess of $5.0 million which remains unpaid, unvacated, unbounded or unstayed for a period of 60 days; or (viii) any other event of default provided with respect to Subordinated Debt Securities of that series. (Subordinated Indenture Section
501)

    If an Event of Default with respect to any series of outstanding Subordinated Debt Securities under the Subordinated Indenture occurs and is continuing, then either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Subordinated Debt Securities of that series by notice as provided in the Subordinated Indenture may declare the principal amount (or, if any of the Subordinated Debt Securities of that series are Original Issue Discount Subordinated Debt Securities, such lesser portion of the principal amount of such Subordinated Debt Securities as may be specified in the terms thereof) of all of the Subordinated Debt Securities of that series to be due and payable immediately; provided that in the case of certain events of bankruptcy, insolvency or reorganization involving the Company, the principal amount of such Subordinated Debt Securities (or specified portion thereof) shall become due and payable immediately, without such notice. At any time after a declaration of acceleration with respect to Subordinated Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Subordinated Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Subordinated Indenture Section 502)

    The Subordinated Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request or direction of any of the holders of Subordinated Debt Securities, unless such holders shall have offered to the Trustee reasonable security or indemnity. (Subordinated Indenture Sections 601 and 603) Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding Subordinated Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Subordinated Debt Securities of that series. (Subordinated Indenture Section
512)

    The Company is required to furnish to the Trustee annually a statement as to the compliance by the Company with all conditions and covenants under the Subordinated Indenture. (Subordinated Indenture Section 703)

MODIFICATION AND WAIVER

    Modifications and amendments of the Subordinated Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Subordinated Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Subordinated Debt Security affected thereby: (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any such outstanding Subordinated Debt Security, reduce the principal amount of, or premium or interest on, any such outstanding Subordinated Debt Security, reduce the amount of principal of an Original Issue Discount Subordinated Debt Security due and payable upon acceleration of the maturity thereof, change the place of payment where or coin or currency in which the principal of, or any premium or interest on, any such outstanding Subordinated Debt Security is payable, or impair the right to institute suit for the enforcement of any payment on or with respect to any such outstanding Subordinated Debt Security; or (ii) reduce the percentage in principal amount of outstanding Subordinated Debt Securities of any series, the consent of the holders of which is required for modification or amendment of the Subordinated Indenture or for waiver of compliance with certain provisions of the Subordinated Indenture or for waiver of certain defaults with respect to such series of Subordinated Debt Securities; or (iii) modify any of the above-described provisions or any of the provisions relating to waivers of past defaults and defeasance of certain obligations except for certain stated modifications. (Subordinated Indenture Section 902)

    The holders of not less than a majority in aggregate principal amount of the outstanding Subordinated Debt Securities of each series may, on behalf of the holders of all Subordinated Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Subordinated Indenture. (Subordinated Indenture Section 1006) The holders of not less than a majority in aggregate principal amount of the Outstanding Subordinated Debt Securities of each series may, on behalf of the holders of all Subordinated Debt Securities of that series, waive any past default under the Subordinated Indenture with respect to Subordinated Debt Securities of that series, except a default (i) in the payment of principal of, or any premium or interest on, any Subordinated Debt Security of such series when due (other than amounts due and payable solely upon acceleration), or (ii) in respect of a covenant or provision of the Subordinated Indenture which cannot be modified or amended without the consent of the holder of each outstanding Subordinated Debt Security of such series affected. (Subordinated Indenture
Section 513) The definition of "Senior Debt" in the Subordinated Indenture may not be amended or modified in a manner adverse to the holders of then outstanding Senior Debt without the consent of the holders of all Senior Debt affected thereby. (Subordinated Indenture Section 908)

    The Subordinated Indenture provides that, in determining whether the holders of the requisite principal amount of the outstanding Subordinated Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Subordinated Debt Securities, (i) the principal amount of an original issue discount Subordinated Debt Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof, and
(ii) the principal amount of a Subordinated Debt Security denominated in a foreign currency or currency unit that will be deemed to be outstanding will be the United States dollar equivalent, determined as of the date of original issuance of such Subordinated Debt Security, of the principal amount of such Subordinated Debt Security (or, in the case of an Original Issue Discount Subordinated Debt Security, the United States dollar equivalent, determined as of the date of original issuance of such

Subordinated Debt Security, of the amount determined as provided in (i) above). (Subordinated Indenture Section 101)

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Subordinated Indenture provides that the Company, without the consent of the holders of any of the outstanding Subordinated Debt Securities under the Subordinated Indenture, may consolidate or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person which is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, provided that (i) any successor Person assumes by supplemental indenture the Company's obligations on the Subordinated Debt Securities and under the Subordinated Indenture and (ii) after giving effect to the transaction no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have occurred and be continuing under the Subordinated Indenture. (Subordinated Indenture Section 801)

DEFEASANCE PROVISIONS IN THE SUBORDINATED INDENTURE

    DEFEASANCE AND DISCHARGE. The Company will be discharged from any and all obligations in respect of the Subordinated Debt Securities of any series (except for certain obligations to register the transfer or exchange of Subordinated Debt Securities, to replace destroyed, stolen, lost or mutilated Subordinated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) on the 91st day after the date of deposit with the Trustee, in trust, of money, U.S. Government Obligations (defined below) which through the payment of interest and principal thereof in accordance with their terms will provide money, or a combination thereof, in an amount sufficient to pay any installment of principal of (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Subordinated Debt Securities of such series on the dates on which such payments are due and payable in accordance with the terms of the Subordinated Indenture and such Subordinated Debt Securities. Any such discharge is also subject to certain other conditions, including the limitation that such discharge may only occur if there has been a change in applicable federal law, or the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not cause the holders of such series of Subordinated Debt Securities to recognize income, gain or loss for federal income tax purposes and that such holders will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case had such deposit, defeasance and discharge not occurred; and that such discharge will not cause any outstanding Subordinated Debt Securities then listed on the New York Stock Exchange or other securities exchange to be de-listed as a result thereof. (Subordinated Indenture Section 403) The term "U.S. Government Obligations" is defined to mean direct obligations of the United States of America, backed by its full faith and credit. (Subordinated Indenture Section
101)

    DEFEASANCE OF CERTAIN COVENANTS. The Company may omit to comply with certain restrictive covenants with respect to the Subordinated Debt Securities of any series. If the Company elects not to comply with any term, provision or condition in any such covenant, the Company must deposit with the Trustee money, U.S. Government Obligations which through the payment of interest and principal thereof in accordance with their terms will provide money, or a combination thereof, in an amount sufficient to pay any installment of principal of (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Subordinated Debt Securities of such series on the dates on which such payments are due and payable in accordance with the terms of the Subordinated Indenture and such Subordinated Debt Securities. Any such covenant defeasance is also subject to certain other conditions, including the delivery to the Trustee of an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the Subordinated Debt Securities to recognize income, gain or loss for federal income tax purposes and that such holders will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case had such deposit and defeasance not occurred. (Subordinated Indenture Section 1005).

    DEFEASANCE AND EVENTS OF DEFAULT. In the event the Company omits compliance with certain covenants of the Subordinated Indenture and the Subordinated Debt Securities issued pursuant thereto are declared due and payable because of the occurrence of any event of default, although the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Subordinated Debt Securities at the time of their stated maturity, it may not be sufficient to pay amounts due on the Subordinated Debt Securities at the time of the acceleration resulting from such event of default. In such event, the Company shall remain liable for all such payments.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

    The Subordinated Debt Securities will be subordinate and subject in right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to the prior payment in full of all Senior Debt. Upon any distribution to creditors in a liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceeding involving the Company, the holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations (as defined in the Subordinated Indenture) due on or to become due on or in respect of all Senior Debt, before the holders of Subordinated Debt Securities are entitled to receive any payment or distribution of any kind, whether in cash, property or securities, by set off or otherwise (including any payment or distribution which may be payable or deliverable by reason of the payment of any Junior Subordinated Debt) on account of the principal of (and premium, if any) or interest on the Subordinated Debt Securities or on account of any purchase, redemption or other acquisition of Subordinated Debt Securities by the Company, any Subsidiary of the Company, the Trustee or any Paying Agent or on account of any other obligation of the Company in respect of any Subordinated Debt Securities (excluding (i) shares of stock or securities of the Company or another corporation provided for by a plan of reorganization or readjustment that are subordinated in right of payment to all then outstanding Senior Debt to substantially the same extent as, or to a greater extent than, the Subordinated Debt Securities are so subordinated and
(ii) payments of assets from any defeasance trust which have been on deposit for 90 consecutive days without the occurrence of blockage of payment on any such series of Subordinated Debt Securities as described below) ("Securities Payments"). Until the Senior Debt is paid in full, any Securities Payment to which the holders of Subordinated Debt Securities or the Trustee for their benefit would be entitled, will be paid or delivered by the Company or any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, directly to the holders of Senior Debt or their representative or representatives or the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Debt may have been issued. (Subordinated Indenture Sections 1301 and 1302) The Company may not make any payments on the account of the Subordinated Debt Securities, or on account of the purchase or redemption or other acquisition of the Subordinated Debt Securities, if there has occurred and is continuing a default in the payment of the principal of (or premium, if any) or interest on any Senior Debt (a "Senior Payment Default"). (Subordinated Indenture Section 1303)

    In the event that the Trustee receives any Securities Payment prohibited by the subordination provisions of the Subordinated Indenture, such payment will be held by the Trustee in trust for the benefit of, and will immediately be paid over upon written request to, the holders of Senior Debt or their representative or representatives, or the trustee or trustees under any applicable indenture for application to the payment of Senior Debt. (Subordinated Indenture Section
1304) Such subordination will not prevent the occurrence of any event of default in respect of the Subordinated Debt Securities.

    By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Debt may receive more, ratably, and holders of the Subordinated Debt Securities having a claim pursuant to such securities may receive less, ratably, than the other creditors of the Company. There may also be interruption of scheduled interest and principal payments resulting from events of default on Senior Debt.

CERTAIN DEFINITIONS IN THE SUBORDINATED INDENTURE

    Set forth below are certain defined terms use in the Subordinated Indenture. Reference is made to the Subordinated Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided. (Subordinated Indenture Section 101)

    "JUNIOR SUBORDINATED DEBT" means the Indebtedness of the Company under its Subordinated Extendible Notes and Subordinated Fixed-Term Notes issued pursuant to the indenture dated as of July 1, 1994, as amended and restated as of April 28, 1995, by and between the Company and Norwest Bank Minnesota, National Association, as Trustee.

    "ORIGINAL ISSUE DISCOUNT SUBORDINATED DEBT SECURITY" means any Subordinated Debt Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to the Subordinated Indenture.

    "SECURITIZATION TRANSACTION" means a public or private transfer of installment sales contracts, loans, leases or other receivables by which the Company directly or indirectly securitizes a pool of specified installment sales contracts, loans, leases or other receivables.

    "SENIOR DEBT" means all Indebtedness (as defined in the Subordinated Indenture) of the Company, except Indebtedness created or evidenced by an instrument which expressly provides that such Indebtedness is subordinated in right of payment to any other Indebtedness of the Company. Without limiting the generality of the foregoing, Senior Debt shall include: (i) the guarantee by the Company of any Indebtedness of any other Person (including, without limitation, subordinated Indebtedness of another Person), unless such guarantee is expressly subordinated to any other Indebtedness of the Company; (ii) Indebtedness of the Company under its Senior Term Notes due 2000 issued pursuant to the indenture dated as of April 28, 1995, by and between the Company and Norwest Bank Minnesota, National Association, as Trustee; and (iii) Indebtedness of the Company under that certain Amended and Restated Credit Agreement dated as of August 4, 1995, by and among the Company, First Bank National Association, as Administrative Bank, and certain other banks party thereto. Without limiting the generality of the foregoing, Senior Debt shall not include Indebtedness of the Company under the Subordinated Debt Securities or the Junior Subordinated Debt. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include (x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates and (y) any Indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (other than with the proceeds of revolving credit borrowings permitted hereby).

    "WAREHOUSE FACILITY" means a funding arrangement with one or more financial institutions or other lenders or purchasers, either directly or through a special purpose vehicle, exclusively to finance for a period not to exceed six months the purchase of consumer installment sales contracts, loans, leases or other receivables pending Securitization Transactions, including, without limitation, so-called "pool bank" arrangements and repurchase agreements.

                         DESCRIPTION OF PREFERRED STOCK

    The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such series of the Preferred Stock. If so indicated in the Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designation relating to each series of the Preferred Stock to be filed as an exhibit to a document incorporated by reference in this Prospectus.

GENERAL

    Pursuant to the Company's articles of incorporation, as amended, the Board of Directors of the Company has the authority, without further shareholder action, to issue from time to time shares of preferred stock, $.01 par value (the "Preferred Stock"), in one or more series and with such terms and at such times and for such consideration as the Board of Directors of the Company may determine. The authority of the Board of Directors of the Company includes the determination or fixing of the following with respect to shares of any series thereof: (i) the number of shares and designation or title thereof;

(ii) rights as to dividends; (iii) whether and upon what terms the shares are to be redeemable; (iv) the rights of the holders upon the dissolution, or upon the distribution of assets, of the Company; (v) whether and upon what terms the shares shall have a purchase, retirement or sinking fund; (vi) whether and upon what terms the shares are to be convertible; (vii) the voting rights, if any, which shall apply; and (viii) any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series. The Preferred Stock will, when issued, be fully paid and nonassessable. The Preferred Stock will have no preemptive rights to subscribe for any additional securities which may be issued by the Company. The transfer agent and registrar for the Preferred Stock will be specified in the applicable Prospectus Supplement.

    The Preferred Stock shall have the dividend, liquidation, redemption, voting and conversion rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including (i) the title, stated value and liquidation preference of such Preferred Stock and the number of shares offered; (ii) the initial public offering price at which such Preferred Stock will be issued; (iii) the dividend rate or rates (or method of calculation), the dividend periods, the dates on which dividends shall be payable and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate; (iv) any redemption or sinking fund provisions; (v) any conversion provisions; and (vi) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

    As described under "Description of Depositary Shares" the Company may, at its option, elect to offer depositary shares ("Depositary Shares") evidenced by depositary receipts ("Depositary Receipts"), each representing a fractional interest (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Stock) in a share of the particular series of the Preferred Stock issued and deposited with a Depositary (as defined below).

DIVIDENDS

    Subject to the preferential rights as to dividends of holders of any other capital stock of the Company ranking prior to any series of the Preferred Stock, the holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company or a duly authorized committee thereof, out of funds legally available therefor, cash dividends at such rates and on such dates as will be set forth in the Prospectus Supplement relating to such series. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be set forth in the Prospectus Supplement. Dividends will be payable to the holders of record as they appear on the stock books of the Company on such record dates as will be fixed by the Board of Directors of the Company or a duly authorized committee thereof.

    Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are noncumulative ("Noncumulative Preferred Stock"), then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates.

    No full dividends will be declared or paid or set apart for payment on any stock of the Company ranking, as to dividends, on a parity with or junior to the Preferred Stock for any period unless full dividends on the Preferred Stock of each series (including any accumulated dividends) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment. When dividends are not paid in full upon any series of Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with the Preferred Stock, all dividends declared or made upon Preferred Stock of each series and any other Preferred Stock ranking on a parity as to dividends with the Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on Preferred Stock of each series and such other Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share (which, in the case of Noncumulative Preferred Stock, shall not include any accumulation in respect of unpaid dividends for prior dividend periods) on shares of each series of the Preferred Stock and such other Preferred Stock bear to each other. Except as provided in the preceding sentence, no dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or any other stock of the Company ranking junior to the Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or any other stock of the Company ranking junior to or on a parity with the Preferred Stock as to dividends or upon liquidation, dissolution or winding up of the Company, nor may any Common Stock or any other stock of the Company ranking junior to or on a parity with the Preferred Stock as to dividends or distributions of assets upon liquidation, dissolution or winding up of the Company be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock as to dividends and distributions of assets upon liquidation, dissolution or winding up of the Company) unless, in each case, the full dividends on each series of the Preferred Stock shall have been paid or declared and set aside for payment. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on any series of the Preferred Stock which may be in arrears.

REDEMPTION AND REPURCHASE

    A series of the Preferred Stock may be redeemable, in whole or in part, at the option of the Company, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by the Company at the option of the holders, in each case upon terms, at the times and at the prices set forth in the Prospectus Supplement relating to such series. Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued Preferred Stock.

    The Prospectus Supplement relating to a series of the Preferred Stock which is subject to mandatory redemption will specify the number of shares of such series of the Preferred Stock which shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption. The redemption price may be payable in cash or other property, as specified in the Prospectus Supplement relating to such series of the Preferred Stock. If the redemption price is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such series may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the applicable shares of such series of the Preferred Stock shall automatically and mandatorily be converted into shares of the applicable capital stock of the Company pursuant to conversion provisions specified in the Prospectus Supplement relating to such series of the Preferred Stock.

    If fewer than all of the outstanding shares of any series of the Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors of the Company and such shares shall be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares).

    Notwithstanding the foregoing, if any dividends, including any accumulation, on Preferred Stock of any series are in arrears, no Preferred Stock of such series shall be redeemed unless all outstanding Preferred Stock of such series are simultaneously redeemed, and the Company shall not purchase or otherwise acquire any Preferred Stock of such series; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series pursuant to a purchase or exchange offer provided such offer is made on the same terms to all holders of such series of the Preferred Stock.

    Notice of redemption shall be given by mailing the same to each record holder of the shares to be redeemed, not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, to the respective addresses of such holders as the same shall appear on the stock books of the Company. Each such notice shall state (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights as to such shares, if any, shall terminate. If fewer than all shares of any series of the Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares to be redeemed from such holder.

    If notice of redemption has been given, from and after the redemption date for the shares of the series of the Preferred Stock called for redemption (unless default shall be made by the Company in providing money for the payment of the redemption price of the shares so called for redemption), dividends on the Preferred Stock so called for redemption shall cease to accrue and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as shareholders of the Company (except the right to receive the redemption price) shall cease. Upon surrender in accordance with such notice of the certificates representing any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state), the redemption price set forth above shall be paid out of funds provided by the Company. If fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

CONVERSION OR EXCHANGE

    The Prospectus Supplement relating to a series of the Preferred Stock which is convertible or exchangeable will state the terms on which shares of that series are convertible into or exchangeable for shares of Common Stock, another series of Preferred Stock or Debt Securities.

RIGHTS UPON LIQUIDATION

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of each series of the Preferred Stock and any other Preferred Stock ranking on a parity with such series of Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Company will be entitled to receive out of the assets of the Company available for distribution to shareholders, before any distribution of assets is made to holders of the Common Stock or any other class or series of stock of the Company ranking junior to such series of the Preferred Stock as to such distribution, liquidation distributions in the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock plus an amount equal to the sum of all accrued and unpaid dividends (whether or not earned or declared) for the then current dividend period and, if such series of the Preferred Stock is cumulative, for all dividend periods prior thereto. Such right shall, however, be subject to the preferential rights, if any, of holders of any capital stock of the Company ranking prior to such series of the Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Company. Unless otherwise provided in the applicable Prospectus Supplement, neither the sale of all or substantially all of the property and assets of the Company, nor the merger or consolidation of the Company into or with any other corporation nor the merger or consolidation of any other corporation into or with the Company, shall be deemed to be a dissolution, liquidation or winding up. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the holders of the Preferred Stock of any series and any other shares of stock of the Company ranking as to any such distribution on a parity with such series of the Preferred Stock shall be insufficient to pay in full all amounts to which such holders are entitled, no such distribution shall be made on account of any shares of any other series of the Preferred Stock or other securities of the Company ranking as to any such distribution on a parity with the Preferred Stock of such series upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the Preferred Stock of such series, ratably, in proportion to the full distributive amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up. After payment of the full amount of the liquidation distribution to which they are entitled, the holders of such series of the Preferred Stock will have no right or claim to any of the remaining assets of the Company.

VOTING RIGHTS

    Except as indicated below or in the Prospectus Supplement relating to a particular series of the Preferred Stock, or except as expressly required by the Minnesota Business Corporation Act, the holders of the Preferred Stock will not be entitled to vote. In the event the Company issues shares of a series of the Preferred Stock, unless otherwise indicated in the Prospectus Supplement relating to such series, each share will be entitled to one vote on matters on which holders of such series are entitled to vote. However, as more fully described under "Description of Depositary Shares," if the Company elects to provide for the issuance of Depositary Shares representing fractional interests in a share of a series of Preferred Stock, the holders of each such Depositary Share will, in effect, be entitled through the Depositary to such fraction of a vote, rather than a full vote. In the case of any series of Preferred Stock having one vote per share on matters on which holders of such series are entitled to vote, the voting power of such series, on matters on which holders of such series and holders of any other series of Preferred Stock are entitled to vote as a single class, will depend on the number of shares in such series, not the aggregate stated value, liquidation preference or initial offering price of the shares of such series of the Preferred Stock.

    A series of the Preferred Stock may also have other voting rights -- for example, upon the occurrence of certain events or relative to the taking of certain actions. Any such special voting rights will be set forth in the Prospectus Supplement relating to such series of Preferred Stock.

                        DESCRIPTION OF DEPOSITARY SHARES

    The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement and Depositary Receipts relating to each series of the Preferred Stock which will be filed or incorporated by reference as exhibits to the Registration Statement to which this Prospectus pertains.

GENERAL

    The Company may, at its option, elect to offer fractional interests in Preferred Stock, rather than full Preferred Stock. In the event such option is exercised, the Company will provide for the issuance by a Depositary to the public of Depositary Receipts evidencing Depositary Shares, each of which will represent a fractional interest (to be set forth in the Prospectus Supplement relating to a particular series of the Preferred Stock) in a share of a particular series of the Preferred Stock as described below.

    The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate deposit agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a Preferred Share underlying such Depositary Share, to all the rights and preferences of the Preferred Stock underlying such Depositary Share (including dividend, voting, redemption, conversion and liquidation rights).

    Pending the preparation of definitive Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

WITHDRAWAL OF PREFERRED STOCK

    Upon surrender of the Depositary Receipts at the principal corporate trust office of the Depositary (unless the related Depositary Shares have previously been called for redemption), the owner of the Depositary Shares evidenced thereby is entitled to delivery at such office, to or upon his order, of the number of Preferred Stock and any money or other property represented by such Depositary Shares.

Partial Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Shares therefor. No assurance can be given that a market will exist for the withdrawn Preferred Stock.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock. less any taxes required to be withheld therefrom, to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

    In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

    The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock shall be made available to holders of Depositary Shares.

REDEMPTION AND REPURCHASE OF DEPOSITED PREFERRED STOCK

    If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption at the option of the Company, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to the Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Company.

    After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

    Depositary Shares, as such, are not subject to repurchase by the Company at the option of the holders. Nevertheless, if the Preferred Stock represented by Depositary Shares are subject to repurchase at the option of the holders, the related Depositary Receipts may be surrendered by the holders thereof to the Depositary with written instructions to the Depositary to instruct the Company to repurchase the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts at the applicable repurchase price specified in the related Prospectus Supplement. The Company, upon receipt of such instructions and subject to the Company having funds legally available therefor, will repurchase the requisite whole number of such Preferred Stock from the Depositary, who in turn will repurchase such

Depositary Receipts. Notwithstanding the foregoing, holders shall only be entitled to request the repurchase of Depositary Shares representing one or more whole shares of the related Preferred Stock. The repurchase price per Depositary Share will be equal to the repurchase price and any other amounts per share payable with respect to the Preferred Stock multiplied by the fraction of a Preferred Share represented by one Depositary Share. If the Depositary Shares evidenced by a Depositary Receipt are to be repurchased in part only, one or more new Depositary Receipts will be issued for any Depositary Shares not to be repurchased.

VOTING OF DEPOSITED PREFERRED STOCK

    Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares relating to such Preferred Stock.

CONVERSION AND EXCHANGE OF DEPOSITED PREFERRED STOCK

    If the Preferred Stock represented by Depositary Shares are exchangeable at the option of the Company for other Securities, then, whenever the Company exercises its option to exchange all or a portion of such Preferred Stock held by the Depositary, the Depositary will exchange as of the same exchange date a number of such Depositary Shares representing the Preferred Stock so exchanged, provided the Company shall have issued and deposited with the Depositary the Securities for which such Preferred Stock are to be exchanged. The exchange rate per Depositary Share shall be equal to the exchange rate per Preferred Share multiplied by the fraction of a Preferred Share represented by one Depositary Share. If less than all of the Depositary Shares are to be exchanged, the Depositary Shares to be exchanged will be selected by the Depositary by lot or pro rata or other equitable method, in each case as may be determined by the Company. If the Depositary Shares evidenced by a Depositary Receipt are to be exchanged in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be exchanged.

    Depositary Shares, as such, are not convertible or exchangeable at the option of the holders into other Securities or property. Nevertheless, if the Preferred Stock represented by Depositary Shares are convertible into or exchangeable for other Securities at the option of the holders, the related Depositary Receipts may be surrendered by holders thereof to the Depositary with written instructions to the Depositary to instruct the Company to cause conversion or exchange, as the case may be, of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into a whole number of shares of Common Stock or Preferred Stock, a whole number of Common Stock Warrants or Debt Securities in authorized denominations, as specified in the related Prospectus Supplement. The Company, upon receipt of such instructions, will cause the conversion or exchange, as the case may be, and delivery to the holders such number of whole shares of Common Stock or Preferred Stock, whole number of Common Stock Warrants, or principal amount of Debt Securities in authorized denominations (and cash in lieu of any fractional Security). The exchange or conversion rate per Depositary Share shall be equal to the exchange or conversion rate per Preferred Share multiplied by the fraction of a Preferred Share represented by one Depositary Share. If the Depositary Shares evidenced by a Depositary Receipt are to be converted or exchanged in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted or exchanged.

TAXATION

    Owners of Depositary Shares will be treated for federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares and, accordingly, will be entitled to take into account for federal income tax purposes income and deductions to which they would be entitled if they were holders of such Preferred Stock. In addition, (i) no gain or loss will be recognized for federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares as provided in the Deposit Agreement,
(ii) the tax basis of each Preferred Share to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor, and (iii) the holding period for the Preferred Stock in the hands of an exchanging owner of Depositary Shares who held such Depositary Shares as a capital asset at the time of the exchange thereof for Preferred Stock will include the period during which such person owned such Depositary Shares.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

MISCELLANEOUS

    The Depositary will forward to the holders of Depositary Shares all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock.

    Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                          DESCRIPTION OF COMMON STOCK

GENERAL

    As of September 30, 1996, 33,003,889 shares of Common Stock were outstanding. An aggregate of 65,846,111 undesignated shares, $.01 par value, remain authorized and unissued. Such shares may be issued as Common Stock or may be issued as such other class (including as Preferred Stock, as described above) or series and with such other rights and preferences as the Board of Directors may determine. As of September 30, 1996, an aggregate of 9,369,665 of such authorized, unissued shares have been reserved for issuance as Common Stock upon the exercise of stock options, warrants or other rights granted, including shares reserved for issuance as Common Stock upon conversion of the 8% Preferred Stock, all of which was converted or redeemed on or before December 2, 1996. Subject to any prior rights of any Preferred Stock then outstanding, holders of the Common Stock are entitled to receive such dividends as are declared by the Board of Directors of the Company out of funds legally available therefor. Subject to the rights, if any, of any Preferred Stock then outstanding, all voting rights are vested in the holders of Common Stock, each share being entitled to one vote. Subject to any prior rights of any such Preferred Stock, in the event of liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive pro rata any assets distributable to stockholders in respect of shares held by them. Holders of shares of Common Stock do not have any preemptive right to subscribe for any additional securities which may be issued by the Company. The outstanding shares of Common Stock are fully paid and nonassessable. The transfer agent and registrar for the Common Stock is Norwest Bank Minnesota, National Association, South St. Paul, Minnesota.

SHAREHOLDER RIGHTS PLAN

    Each share of Common Stock has one Preferred Stock Purchase Right ("Right") attached. Each whole Right entitles the holder to buy one one-hundredth of a share of the Company's Class A Preferred Stock at an initial per share price of $90 (subject to adjustment). The Rights will only become exercisable ten days after a person or group becomes an "Acquiring Person" by acquiring beneficial ownership of 15% or more of the outstanding Common Stock or announcing a tender or exchange offer for 15% or more of the Common Stock, subject to certain exceptions. If the Rights become exercisable, a holder will generally be entitled to acquire Common Stock having a value equal to twice the Right's exercise price. If the Company is acquired in a merger or other business combination transaction, or 50% or more of its assets or earning power is sold, mortgaged or transferred, each Right will entitle its holder to purchase, at the Right's exercise price, that number of shares of the acquiring company's common stock having a then current market value of twice the Right's exercise price. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

    At any time after the Rights become exercisable, the Board of Directors may exchange the Rights, in whole or in part, at an exchange ratio of one share of Common Stock per Right, subject to adjustment. In addition, after the acquisition by an "Acquiring Person" of 15% or more of the outstanding Common Stock but prior to the tenth day following the acquisition, the Board of Directors will be entitled to redeem the Rights, upon approval of a majority of the "Continuing Directors" of the Company, at $.01 per Right. The Rights will expire at the close of business on October 28, 2006 if not previously redeemed or exercised.

    The Rights have certain anti-takover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company unless the offer is conditional on a substantial number of Rights being acquired. The Rights, however, should not affect any prospective offeror willing to make an offer at an equitable price and which is otherwise in the best interests of the Company and its shareholders, as determined by the Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Board of Directors may, at its option, redeem the Rights at any time prior to the tenth day following an "Acquiring Person's" acquisition of 15% or more of the outstanding Common Stock.

    The foregoing summary of certain terms of the Rights is qualified in its entirety by reference to the Rights Agreement, a copy of which is incorporated by reference as an exhibit to the Registration Statement.

MINNESOTA ANTI-TAKEOVER LAWS

    The Company is governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act, which provisions may operate to discourage a negotiated acquisition or unsolicited takeover of the Company and thereby deprive the then current shareholders of the ability to sell their shares at a premium over the market price. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

    In the event of certain tender offers for stock of the Company, Section 302A.675 of the Minnesota Business Corporation Act precludes the tender offeror from acquiring additional shares of stock (including acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of such an offer unless the selling shareholders are given the opportunity to sell the shares on terms that are substantially equivalent to those contained in the earlier tender offer. The section does not apply if a committee of the Board consisting of all of its disinterested directors (excluding present and former officers of the corporation) approves the subsequent acquisition before shares are acquired pursuant to the earlier tender offer.

                       DESCRIPTION OF SECURITIES WARRANTS

    The Company may issue Securities Warrants for the purchase of Debt Securities, Preferred Stock or Common Shares. Securities Warrants may be issued independently or together with other Securities offered by any Prospectus Supplement and may be attached to or separate from such other Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Company and a bank or trust company, as Securities Warrant Agent, all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. The Securities Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrant Certificates or beneficial owners of Securities Warrants. Copies of the forms of Securities Warrant Agreements, including the forms of Securities Warrant Certificates representing the Securities Warrants, will be filed or incorporated by reference as exhibits to the Registration Statement to which this Prospectus pertains. The following summaries of certain provisions of the forms of Securities Warrant Agreements and Securities Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreements and the Securities Warrant Certificates.

GENERAL

    If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including, in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable: (i) the offering price; (ii) the Currencies in which such Securities Warrants are being offered; (iii) the designation, aggregate principal amount, Currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants; (iv) the designation and terms of any series of Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Security; (v) the date on and after which such Securities Warrants and the related series of Securities will be transferable separately; (vi) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which and Currencies in which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vii) the date on which the right to exercise such Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (viii) whether the Securities Warrants will be issued in registered or bearer form; (ix) a discussion of any material United States federal income tax consequences; and
(x) any other terms of such Securities Warrants.

    In the case of Securities Warrants for the purchase of Preferred Stock or Common Stock, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants and, in the case of Securities Warrants for Preferred Stock, the designation, aggregate number and terms of the series of Preferred Stock purchasable upon exercise of such Securities Warrants; (iii) the designation and terms of the series of Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Security; (iv) the date on and after which such Securities Warrants and the related series of Securities will be transferable separately; (v) the number of Preferred Stock or shares of Common Stock purchasable upon exercise of each such Securities Warrant and the price at which such number of Preferred Stock or shares of Common Stock may be purchased upon each exercise; (vi) the date on which the right to exercise such Securities Warrants shall commence and the expiration date thereof; (vii) a discussion of any material United States federal income tax consequences; and (viii) any other terms of such Securities Warrants. Securities Warrants for the purchase of Preferred Stock or Common Stock will be offered and exercisable for U.S. dollars only and will be in registered form only.

    Securities Warrant Certificates may be exchanged for new Securities Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer and may be exercised at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Stock or Common Stock, holders of such Securities Warrants will not have any rights of holders of the Preferred Stock or Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Preferred Stock, Depositary Shares or Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

EXERCISE OF SECURITIES WARRANTS

    Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of Preferred Stock or shares of Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

    Securities Warrants may be exercised by delivering to the Securities Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant Certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt of the Securities Warrant Certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant Certificate properly completed and duly executed at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant Certificate are exercised, a new Securities Warrant Certificate will be issued for the remaining amount of Securities Warrants.

AMENDMENTS AND SUPPLEMENTS TO SECURITIES WARRANT AGREEMENTS

    The Securities Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

COMMON STOCK WARRANT ADJUSTMENTS

    The exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant are subject to adjustment in certain events, including
(i) the issuance of capital stock as a dividend or distribution on the Common Stock; (ii) subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock within 45 days after the date fixed for the determination of the stockholders entitled to receive such rights or warrants, at less than the current market price (as defined in the Warrant Agreement for such series of Common Stock Warrants); (iv) the distribution to all holders of Common Stock of evidences of indebtedness or assets of the Company (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above). In the event that the Company shall distribute any rights or warrants to acquire capital stock pursuant to clause (iv) above (the "Capital Stock Rights"), pursuant to which separate certificates representing such Capital Stock Rights will be distributed subsequent to the initial distribution of such Capital Stock Rights (whether or not such distribution shall have occurred prior to the date of the issuance of a series of Common Stock Warrants), such subsequent distribution shall be deemed to be the distribution of such Capital Stock Rights; provided that the Company may, in lieu of making any adjustment in the exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant upon a distribution of separate certificates representing such Capital Stock Rights, make proper provision so that each holder of such a Common Stock Warrant who exercises such Common Stock Warrant (or any portion thereof) (a) before the record date for such distribution of separate certificates shall be entitled to receive upon such exercise shares of Common Stock issued with Capital Stock Rights and (b) after such record date and prior to the expiration, redemption or termination of such Capital Stock Rights shall be entitled to receive upon such exercise, in addition to the shares of Common Stock issuable upon such exercise, the same number of such Capital Stock Rights as would a holder of the number of shares of Common Stock that such Common Stock Warrant so exercised would have entitled the holder thereof to acquire in accordance with the terms and provisions applicable to the Capital Stock Rights if such Common Stock Warrant was exercised immediately prior to the record date for such distribution. Common Stock owned by or held for the account of the Company or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment.

    No adjustment in the exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect; provided that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; and provided further that any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or securities carrying the right to purchase any of the foregoing.

    In the case of (i) a reclassification of or change to the Common Stock, other than changes in par value, (ii) a consolidation or merger involving the Company, other than where the Company is the continuing corporation and reclassification or change, as described in (i) above, is involved or (iii) a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, the holders of the Common Stock Warrants then outstanding will be entitled thereafter to convert such Common Stock Warrants into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such Common Stock Warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

                              PLAN OF DISTRIBUTION

    The Company may offer and sell the Securities in any of three ways: (i) through agents (ii) through underwriters or dealers, or (iii) directly to one or more purchasers. The Prospectus Supplement or Prospectus Supplements with respect to any of the Securities offered thereby will set forth the terms of the offering of such Securities, including the name or names of any underwriters or agents, the purchase price of such Securities, the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which such Securities may be listed.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    If so indicated in the Prospectus Supplement relating to any Securities offered thereby, the Company will authorize underwriters, dealers and agents to solicit offers by certain specified institutions to purchase such Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in such Prospectus Supplement, and such Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

    Any underwriter, dealer or agent participating in the distribution of an offering of Securities may be deemed to be an underwriter, and any discounts or commissions received by it on the sale or resale of Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contributions with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters and agents, and affiliates thereof, may be customers of, engage in transactions with, or perform services for the Company and its affiliates in the ordinary course of business.

    Unless otherwise indicated in the applicable Prospectus Supplement, all Securities (other than the Common Stock) will be new issues of securities with no established trading market. Any underwriters to whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given concerning the liquidity of the trading market for any Securities.

                             VALIDITY OF SECURITIES

    The validity of the Securities will be passed upon for the Company by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                                    EXPERTS

    The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                               PAGE
Available Information.......................................    S-2
Incorporation of Certain Documents by Reference.............    S-2
Description of Warrants.....................................    S-4
Plan of Distribution........................................    S-5

                            PROSPECTUS

Available Information.......................................      2
Incorporation of Certain Documents by Reference.............      2
The Company.................................................      3
Risk Factors................................................      5
Use of Proceeds.............................................     11
Ratios of Earnings to Fixed Charges and to Combined Fixed
 Charges and Preferred Stock Dividends......................     11
Description of Debt Securities..............................     12
Description of Senior Debt Securities.......................     16
Description of Subordinated Debt Securities.................     21
Description of Preferred Stock..............................     26
Description of Depositary Shares............................     30
Description of Common Stock.................................     34
Description of Securities Warrants..........................     35
Plan of Distribution........................................     38
Validity of Securities......................................     38
Experts.....................................................     38

                                     [LOGO]

                        2,052,000 SHARES OF COMMON STOCK
                         ------------------------------

                             PROSPECTUS SUPPLEMENT

                         ------------------------------

                                  MAY 7, 1997

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